EXHIBIT 99.01


REPORT OF INDEPENDENT AUDITORS

[Logo] KPMG Peat Marwick LLP

Certified Public Accountants

The Board of Directors and Stockholders of Citicorp:

We have audited the accompanying consolidated balance sheets of Citicorp and subsidiaries as of December 31, 1997 and 1996, the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 1997 and 1996. These financial statements are the responsibility of Citicorp management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform these audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citicorp and subsidiaries as of December 31, 1997 and 1996, the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, and the financial position of Citibank, N.A. and subsidiaries as of December 31, 1997 and 1996 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

New York, New York
January 20, 1998


CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED STATEMENT OF INCOME

                                                                             Citicorp and Subsidiaries
In Millions of Dollars Except Per Share Amounts                              1997      1996       1995
--------------------------------------------------------------------------------------------------------

Interest Revenue
Loans, including Fees                                                     $18,967   $18,509    $17,808
Deposits with Banks                                                           995       858        770
Federal Funds Sold and Securities Purchased Under Resale Agreements           872       902      1,056
Securities, including Dividends (Note 1)                                    2,197     1,770      1,544
Trading Account Assets                                                      1,012     1,310      1,785
Loans Held For Sale (Note 1)                                                  440        --         --
                                                                          -------   -------    -------
                                                                           24,483    23,349     22,963
                                                                          -------   -------    -------
Interest Expense
Deposits                                                                    9,613     8,974      8,902
Trading Account Liabilities                                                   310       313        300
Purchased Funds and Other Borrowings (Note 1)                               1,814     1,775      2,379
Long-Term Debt (Note 1)                                                     1,344     1,347      1,431
                                                                          -------   -------    -------
                                                                           13,081    12,409     13,012
                                                                           ------    ------     ------
Net Interest Revenue                                                       11,402    10,940      9,951
                                                                           ------    ------    -------

Provision for Credit Losses (Note 1)                                        1,907     1,926      1,991
                                                                          -------   -------    -------

Net Interest Revenue after Provision for Credit Losses                      9,495     9,014      7,960
                                                                          -------   -------    -------
Fees, Commissions, and Other Revenue
Fees and Commissions (Note 7)                                               5,817     5,469      5,165
Foreign Exchange                                                            1,486       864      1,053
Trading Account                                                               241       637        559
Securities Transactions (Notes 1 and 10)                                      668       210        132
Other Revenue                                                               2,002     2,076      1,818
                                                                          -------   -------    -------
                                                                           10,214     9,256      8,727
                                                                           ------   -------    -------
Operating Expense
Salaries                                                                    5,286     4,880      4,445
Employee Benefits (Note 8)                                                  1,331     1,364      1,281
                                                                           ------    ------     ------
Total Employee Expense                                                      6,617     6,244      5,726
Net Premises and Equipment Expense (Notes 2 and 13)                         1,961     1,843      1,698
Restructuring Charge (Note 9)                                                 889        --         --
Other Expense                                                               4,520     4,110      3,678
                                                                          -------   -------    -------
                                                                           13,987    12,197     11,102
                                                                           ------    ------     ------
Income Before Taxes                                                         5,722     6,073      5,585

Income Taxes (Note 10)                                                      2,131     2,285      2,121
                                                                          -------   -------    -------

Net Income                                                                 $3,591    $3,788     $3,464
--------------------------------------------------------------------------------------------------------
Income Applicable to Common Stock                                          $3,451    $3,631     $3,126
                                                                          -------   -------    -------
Earnings Per Share (Note 11)
Basic                                                                      $ 7.53    $ 7.73     $ 7.60
                                                                          -------   -------    -------
Diluted                                                                    $ 7.33    $ 7.43     $ 6.50
--------------------------------------------------------------------------------------------------------


Accounting policies and explanatory notes on pages 61 through 81 form an integral part of the financial statements.


CONSOLIDATED BALANCE SHEET

Citicorp and Subsidiaries
In Millions of Dollars
                                         December 31, 1997  December 31, 1996
-----------------------------------------------------------------------------

Assets
Cash and Due from Banks                             $8,585             $6,905
Deposits at Interest with Banks                     13,049             11,648
Securities, at Fair Value (Note 1)
  Available for Sale                                30,762             26,062
  Venture Capital                                    2,599              2,124
Trading Account Assets (Note 1)                     40,356             30,785
Loans Held for Sale (Note 1)                         3,515                 --
Federal Funds Sold and Securities Purchased
  Under Resale Agreements                           10,233             11,133
Loans, Net (Note 1)
  Consumer                                         108,066            111,847
  Commercial                                        75,947             62,765
                                                   -------           --------
  Loans, Net of Unearned Income                    184,013            174,612
  Allowance for Credit Losses                       (5,816)            (5,503)
                                                  --------           --------
     Total Loans, Net                              178,197            169,109
Customers' Acceptance Liability                      1,726              2,077
Premises and Equipment, Net (Note 2)                 4,474              4,667
Interest and Fees Receivable                         3,288              3,068
Other Assets (Notes 1, 3, 8, and 10)                14,113             13,440
                                                  --------           --------
Total                                             $310,897           $281,018
                                                  --------           --------
-----------------------------------------------------------------------------

Liabilities
Non-Interest-Bearing Deposits in U.S. Offices      $ 16,901            $14,867
Interest-Bearing Deposits in U.S. Offices            40,361             40,254
Non-Interest-Bearing Deposits in Offices
  Outside the U.S.                                    9,627              9,891
Interest-Bearing Deposits in Offices
  Outside the U.S.                                   132,232           119,943
                                                    --------          --------

   Total Deposits                                    199,121           184,955
Trading Account Liabilities (Note 1)                  30,986            22,003
Purchased Funds and Other Borrowings (Note 1)         21,231            18,191
Acceptances Outstanding                                1,826             2,104
Accrued Taxes and Other Expense (Note 10)              6,464             5,992
Other Liabilities (Notes 8 and 9)                     10,288             8,201
Long-Term Debt (Note 1)                               19,785            18,850

Stockholders' Equity
Preferred Stock (Without par value) (Note 4)           1,903             2,078
Common Stock ($1.00 par value) (Note 5)                  506               506
  Issued Shares: 506,298,235 in each period
Surplus                                                6,501             6,595
Retained Earnings                                     16,789            14,303
Net Unrealized Gains-- Securities Available for
  Sale (Note 1)                                          535               676
Foreign Currency Translation                            (626)             (486)
Common Stock in Treasury, at Cost                     (4,412)           (2,950)
  Shares: 52,355,947 in 1997 and 43,081,217 in 1996
                                                    --------           --------
     Total Stockholders' Equity                       21,196             20,722
                                                    --------           --------
Total                                               $310,897           $281,018
                                                    --------           --------
-------------------------------------------------------------------------------


Accounting policies and explanatory notes on pages 61 through 81 form an integral part of the financial statements.


CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Citicorp and Subsidiaries
In Millions of Dollars                                  1997       1996       1995
------------------------------------------------------------------------------------

Preferred Stock (without par value) (Note 4)
Balance at Beginning of Year                           $  2,078   $  3,071   $  4,187
  Redemption of Perpetual Preferred Stock, Series 14       (175)      --         --
  Conversion of Convertible Preferred Stock, Series 12     --         (590)      --
  Conversions of Convertible Preferred Stock, Series 13    --         (403)      (257)
  Issuance of Stock                                        --         --          400
  Redemptions of Conversion Preferred Stock, Series 15     --         --       (1,134)
  Redemption and Retirement of Other Preferred Stock       --         --         (125)
                                                       --------   --------   --------
Balance at End of Year                                 $  1,903   $  2,078   $  3,071
                                                       --------   --------   --------
-------------------------------------------------------------------------------------


Common Stock ($1.00 par value) (Note 5)
Balance at Beginning of Year--Shares: 506,298,235 in 1997, 461,319,265  in 1996, and
420,589,459 in 1995                                                                            $    506   $    461     $  421
    Issuance of 36,875,000 Shares on Conversion of Convertible Preferred Stock, Series 12          --           37         --
    Issuance of 6,535,926 Shares on Conversions of Convertible Preferred Stock, Series 13          --         --            6
    Issuance of 21,146,076 Shares on Redemptions of Conversion Preferred Stock, Series 15          --         --           21
    Issuance of Stock under Dividend Reinvestment and Common Stock Purchase Plan
      Shares: 7,882 in 1996, and 1,138,166 in 1995                                                 --         --            1
    Issuance of Stock under  Employee Benefit Plans (Note 8)
      Shares: 8,096,088 in 1996, and 11,909,638 in 1995                                            --            8         12
                                                                                               --------   --------   --------
Balance at End of Year--Shares: 506,298,235 in 1997 and in 1996, and 461,319,265 in 1995       $    506   $    506   $    461
-----------------------------------------------------------------------------------------------------------------------------
Surplus
Balance at Beginning of Year                                                                   $  6,595   $  5,702   $  4,194
    Issuance of Stock under Dividend Reinvestment and Common Stock Purchase Plan                     15         12         53
    Issuance of Stock under Employee Benefit Plans and Related Tax Benefits (Notes 8 and 10)       (196)       209        405
    Amortization related to Employee Benefit Plans (Note 8)                                          87        119         96
    Issuance of Stock on Conversion of Convertible Preferred Stock, Series 12                        --         553        --
    Issuance of Stock on Conversions of Convertible Preferred Stock, Series 13                       --         --        115
    Issuance of Stock on Redemptions of Conversion Preferred Stock, Series 15                        --         --        855
    Preferred Stock Issuance Cost and Other Activity                                                 --         --        (16)
                                                                                               --------   --------   --------
Balance at End of Year                                                                         $  6,501   $  6,595   $  5,702
-----------------------------------------------------------------------------------------------------------------------------
Retained Earnings
Balance at Beginning of Year                                                                   $ 14,303   $ 12,190   $  9,561
    Net Income                                                                                    3,591      3,788      3,464
    Cash Dividends Declared - Common (Note 5)                                                      (964)      (850)      (492)
    Cash Dividends Declared - Preferred (Note 4)                                                   (141)      (162)      (343)
    Adjustment for Treasury Shares Issued on  Conversions of Convertible
       Preferred Stock, Series 13                                                                    --       (663)        --
                                                                                               --------   --------   --------
Balance at End of Year                                                                         $ 16,789   $ 14,303   $ 12,190
-----------------------------------------------------------------------------------------------------------------------------
Net Unrealized Gains - Securities Available for Sale (Note 1)
Balance at Beginning of Year                                                                   $    676   $    132   $    278
    Effect of Transfer from Securities Held to Maturity to Securities Available for Sale            --         --        (260)
    Change in Net Unrealized Gains--Securities Available for Sale                                  (141)       544        114
                                                                                               --------   --------   --------
Balance at End of Year                                                                         $    535   $    676   $    132
-----------------------------------------------------------------------------------------------------------------------------
Foreign Currency Translation
Balance at Beginning of Year                                                                   $   (486)  $   (437)  $   (471)
    Change in Foreign Currency Translation                                                         (140)       (49)        34
Balance at End of Year                                                                         $   (626)  $   (486)  $   (437)
------------------------------------------------------------------------------------------------------------------------------
Common Stock in Treasury, at Cost
Balance at Beginning of Year--Shares: 43,081,217 in 1997, 34,030,205  in 1996, and
    25,508,610 in 1995                                                                         $ (2,950)  $ (1,538)  $   (401)
    Repurchase of 18,836,904 Shares in 1997, 36,121,889 Shares in 1996 and 23,060,373
     Shares in 1995                                                                              (2,259)    (3,075)    (1,526)
    Delivery of 22,077,369  Shares in 1996 and 7,550,978 Shares in 1995
      on Conversions of Convertible Preferred Stock, Series 13                                     --        1,066        136
    Delivery of 6,399,064 Shares on Redemptions of Conversion Preferred Stock, Series 15           --         --          258
    Other Transactions, including issuances under Employee Benefit Plans (Note 8)
      Shares: (9,562,174) in 1997, (4,993,508)  in 1996, and (588,736) in 1995                      797        597         (5)
                                                                                               --------   --------   --------
Balance at End of Year--Shares: 52,355,947 in 1997, 43,081,217 in 1996, and 34,030,205
  in 1995                                                                                      $ (4,412)  $ (2,950)  $ (1,538)
------------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity
Balance at Beginning of Year                                                                   $ 20,722   $ 19,581   $ 17,769
    Changes During the Year, Net                                                                    474      1,141      1,812
                                                                                               --------   --------   --------
Balance at End of Year                                                                         $ 21,196   $ 20,722   $ 19,581
-----------------------------------------------------------------------------------------------------------------------------

Accounting policies and explanatory notes on pages 61 through 81 form an integral part of the financial statements.


CONSOLIDATED STATEMENT OF CASH FLOWS
Citicorp and
Subsidiaries

In Millions of Dollars                                                              1997      1996       1995
-------------------------------------------------------------------------------------------------------------

Cash Flows from Operating Activities
Net Income                                                                        $3,591    $3,788     $3,464
                                                                                 -------   -------    -------
Adjustments to Reconcile Net Income to Net Cash Provided by
 Operating Activities:
  Provision for Credit Losses                                                      1,907     1,926      1,991
  Depreciation and Amortization of Premises and Equipment                            758       706        636
  Amortization of Goodwill                                                            39        46         49
  Provision for Deferred Taxes                                                      (884)      425        (70)
  Restructuring Charge                                                               889        --         --
  Venture Capital Activity                                                          (475)     (270)       155
  Net Gain on Sale of Securities                                                    (668)     (210)      (132)
  Changes in Accruals and Other, Net                                               3,460    (2,604)     2,387
  Net  Increase in Loans Held for Sale                                            (2,402)       --         --
  Net (Increase) Decrease in Trading Account Assets                               (9,571)    1,308      6,782
  Net Increase (Decrease) in Trading Account Liabilities                           8,983     3,729     (4,108)
                                                                                 -------   -------    -------
Total Adjustments                                                                  2,036     5,056      7,690
                                                                                 -------   -------    -------
Net Cash Provided by Operating Activities                                          5,627     8,844     11,154
                                                                                 -------   -------    -------
Cash Flows from Investing Activities
Net Increase in Deposits at Interest with Banks                                   (1,401)   (2,620)    (2,166)
Securities--Available for Sale
  Purchases                                                                      (52,775)  (39,743)   (21,198)
  Proceeds from Sales                                                             27,974    16,145      9,495
  Maturities                                                                      19,339    16,662     11,853
Securities--Held to Maturity
  Purchases                                                                           --        --     (6,852)
  Maturities                                                                          --        --      7,149
Net Decrease (Increase) in Federal Funds Sold and Securities
  Purchased Under Resale Agreements                                                  900    (3,020)    (1,118)
Net Increase in Loans                                                           (116,989) (120,950)  (107,853)
Proceeds from Sales of Loans and Credit Card Receivables                         103,705   109,621     92,884
Capital Expenditures on Premises and Equipment                                    (1,239)   (1,392)    (1,189)
Proceeds from Sales of Premises and Equipment, Subsidiaries
  and Affiliates, and Other Real Estate Owned ("OREO")                             1,157     1,360      1,468
                                                                                 -------   -------    -------
Net Cash Used in Investing Activities                                            (19,329)  (23,937)   (17,527)
                                                                                 -------   -------    -------
Cash Flows from Financing Activities
Net Increase in Deposits                                                          14,166    17,824     11,405
Net Increase (Decrease) in Federal Funds Purchased
  and Securities Sold Under Repurchase Agreements                                  1,187     2,091     (4,193)
Commercial Paper and Funds Borrowed
  with Original Maturities of Less Than One Year
    Proceeds from Issuance                                                       785,725   643,923    514,298
    Repayment                                                                   (782,955) (644,235)  (514,656)
Proceeds from Issuance of Long-Term Debt                                           6,821     4,627      4,669
Repayment of Long-Term Debt                                                       (5,769)   (4,241)    (4,150)
Proceeds from Issuance of Preferred Stock                                             --        --        390
Redemption of Preferred Stock                                                       (175)       --       (125)
Proceeds from Issuance of Common Stock                                               434       537        416
Treasury Stock Repurchases                                                        (2,259)   (3,069)    (1,531)
Dividends Paid                                                                    (1,105)   (1,012)      (835)
                                                                                 -------   -------    -------
Net Cash Provided by Financing Activities                                         16,070    16,445      5,688
                                                                                 -------   -------    -------
Effect of Exchange Rate Changes on Cash and Due from Banks                          (688)     (170)       (62)
                                                                                 -------   -------    -------
Net Increase (Decrease) in Cash and Due from Banks                                 1,680     1,182       (747)
Cash and Due from Banks at Beginning of Year                                       6,905     5,723      6,470
                                                                                 -------   -------    -------
Cash and Due from Banks at End of Year                                            $8,585    $6,905     $5,723
-------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information
Cash Paid During the Year for:
  Interest                                                                       $11,578   $11,373    $12,037
  Income Taxes                                                                     2,358     1,888      1,723
Non-Cash Investing Activities
Transfers from Loans to OREO and Assets Pending Disposition                          336       632        730
-------------------------------------------------------------------------------------------------------------

Accounting policies and explanatory notes on pages 61 through 81 form an integral part of the financial statements.


CONSOLIDATED BALANCE SHEET

Citibank, N.A. and Subsidiaries
In Millions of Dollars                                                   December 31, 1997    December 31, 1996
----------------------------------------------------------------------------------------------------------------

Assets
Cash and Due from Banks                                                            $7,788               $5,947
Deposits at Interest with Banks                                                    14,245               12,822
Securities, at Fair Value
  Available for Sale                                                               26,749               21,784
  Venture Capital                                                                   2,202                1,774
Trading Account Assets                                                             36,106               27,259
Federal Funds Sold and Securities Purchased Under Resale Agreements                 9,776                8,181
Loans (Net of unearned income of $864 in 1997 and $1,030 in 1996)                 153,670              143,984
Allowance for Credit Losses                                                        (4,264)              (4,382)
                                                                               ----------           ----------
  Loans, Net                                                                      149,406              139,602
Customers' Acceptance Liability                                                     1,726                2,077
Premises and Equipment, Net                                                         3,338                3,538
Interest and Fees Receivable                                                        2,441                2,121
Other Assets                                                                        8,723                8,134
                                                                                ---------            ---------
Total                                                                            $262,500             $233,239
--------------------------------------------------------------------------------------------------------------
Liabilities
Non-Interest-Bearing Deposits in U.S. Offices                                    $ 13,538              $12,826
Interest-Bearing Deposits in U.S. Offices                                          24,932               23,977
Non-Interest-Bearing Deposits in Offices Outside the U.S.                           9,394                9,605
Interest-Bearing Deposits in Offices Outside the U.S.                             130,705              118,228
                                                                                ---------            ---------
  Total Deposits                                                                  178,569              164,636
Trading Account Liabilities                                                        27,811               20,795
Purchased Funds and Other Borrowings                                               16,334               12,334
Acceptances Outstanding                                                             1,826                2,104
Accrued Taxes and Other Expense                                                     4,003                3,588
Other Liabilities                                                                   6,862                4,104
Long-Term Debt and Subordinated Notes                                               9,927                9,380

Stockholder's Equity (Note 15)
Capital Stock ($20.00 par value)                                                      751                  751
  Outstanding Shares: 37,534,553 in  1997 and 1996
Surplus                                                                             7,453                7,120
Retained Earnings                                                                   9,318                8,426
Net Unrealized Gains--Securities Available for Sale                                   345                  588
Foreign Currency Translation                                                         (699)                (587)
                                                                               ----------           ----------
  Total Stockholder's Equity                                                       17,168               16,298
                                                                               ----------           ----------
Total                                                                            $262,500             $233,239
----------------------------------------------------------------------------------------------------------------


Accounting policies and explanatory notes on pages 61 through 81 form an integral part of the financial statements.


STATEMENT OF ACCOUNTING POLICIES

BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of Citicorp, its wholly owned subsidiary, Citibank, N.A., and their majority-owned subsidiaries, after the elimination of all material intercompany transactions. Twenty percent to 50%-owned affiliates, other than venture capital investments, are accounted for under the equity method, and the pro rata share of their income (loss) is included in other revenue. Income from investments in less than 20%-owned companies is recognized when dividends are received. Gains and losses on disposition of branches, subsidiaries, affiliates, and other investments and charges for management's estimate of impairment in value that is other than temporary, such that recovery of the carrying amount is deemed unlikely, are included in other revenue.

         Foreign currency translation, which represents the effects of translating into U.S. dollars, at current exchange rates, financial statements of operations outside the U.S. with a functional currency other than the U.S. dollar, is included in stockholders' equity along with related hedge and tax effects. The effects of translating non-dollar financial statements of operations with the U.S. dollar as the functional currency, including those in highly inflationary environments, are included in other revenue along with related hedge effects.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES AND TRADING ACCOUNT ACTIVITIES

         Marketable equity securities and debt securities available for sale are carried at fair value, with unrealized gains and losses reported in a separate component of stockholders' equity net of applicable income taxes. In the 1995 fourth quarter Citicorp elected to transfer securities previously classified as held to maturity into the available-for-sale category, in accordance with guidelines issued by the Financial Accounting Standards Board which permitted such a one-time election. Realized gains and losses on sales of securities are included in earnings on a specific identified cost basis.

         Citicorp's venture capital subsidiaries include subsidiaries registered as Small Business Investment Companies and those other subsidiaries that engage exclusively in venture capital activities. Venture capital investments are carried at fair value, with changes in fair value recognized in other revenue. The fair values of publicly-traded securities held by these subsidiaries are generally based upon quoted market prices. In certain situations, including thinly-traded securities, large-block holdings, restricted shares or other special situations, the quoted market price is adjusted to produce an estimate of the attainable fair value for the securities. For securities that are not publicly traded, estimates of fair value are made based upon review of the investee's financial results, condition, and prospects.

         Trading account assets include securities and money market instruments held in anticipation of short-term market movements and for resale to customers, and are valued at market. Gains and losses, both realized and unrealized, are included in trading account revenue. Obligations to deliver securities sold but not yet purchased are also valued at market and included in trading account liabilities.

         Trading account activities also include derivative and foreign exchange products. Derivative trading positions are carried at fair value, with realized and unrealized gains and losses included in trading account revenue. Foreign exchange trading positions are valued at prevailing market rates on a present value basis, and the resulting gains and losses are included in foreign exchange revenue. For other than short-term derivative and foreign exchange contracts, Citicorp defers, at the inception of each contract, an appropriate portion of the initial market value attributable to ongoing costs, such as servicing and credit considerations, and amortizes this amount into trading account or foreign exchange revenue over the life of the contract. The recognition of unrealized gains on these contracts is subject to management's assessment as to collectibility.

         Revaluation gains (losses) on derivative and foreign exchange contracts are reported gross in trading account assets (liabilities), reduced by the effects of qualifying netting agreements with counterparties.

RISK MANAGEMENT ACTIVITIES

         Citicorp manages its exposures to market rate movements outside of its trading activities by modifying the asset and liability mix, either directly or through the use of derivative financial products including interest rate swaps, futures, forwards, and purchased option positions such as interest rate caps, floors, and collars. These end-user derivative contracts include qualifying hedges and qualifying positions that modify the interest rate characteristics of specified financial instruments. Derivative instruments not qualifying as end-user positions are treated as trading positions and carried at fair value.

         To qualify as a hedge, the swap, futures, forward, or purchased option position must be designated as a hedge and effective in reducing the market risk of an existing asset, liability, firm commitment, or identified anticipated transaction which is probable to occur.

         To qualify as a position modifying the interest rate characteristics of an instrument, there must be a documented and approved objective to synthetically alter the market risk characteristics of an existing asset, liability, firm commitment or identified anticipated transaction which is probable to occur, and the swap, forward or purchased option position must be designated as such a position and effective in accomplishing the underlying objective.

         The foregoing criteria are applied on a decentralized basis, consistent with the level at which market risk is managed, but are subject to various limits and controls. The underlying assets, liability, firm commitment or anticipated transaction may be an individual item or a portfolio of similar items.

         The effectiveness of these contracts is evaluated on an initial and ongoing basis using quantitative measures of correlation. If a contract is found to be ineffective, it no longer qualifies as an end-user position and any excess gains and losses attributable to such ineffectiveness as well as subsequent changes in fair value are recognized in earnings.

         End-user contracts are primarily employed in association with on-balance sheet instruments accounted for at amortized cost, including loans, deposits, and long-term debt, and with credit card securitizations. These qualifying end-user contracts are accounted for consistent with the risk management strategy as follows. Amounts payable and receivable on interest rate swaps and options are accrued according to the contractual terms and included currently in the related revenue and expense category as an element of the yield on the associated instrument (including the amortization of option premiums). Amounts paid or received over the life of futures contracts are deferred until the contract is closed; accumulated deferred amounts on futures contracts and amounts paid or received at settlement of forward contracts are accounted for as elements of the carrying value of the associated instrument, affecting the resulting yield.

         End-user contracts related to instruments that are carried at fair value are also carried at fair value, with amounts payable and receivable accounted for as an element of the yield on the associated instrument. When related to securities available for sale, fair value adjustments are reported in stockholders' equity, net of tax.

         If an end-user derivative contract is terminated, any resulting gain or loss is deferred and amortized over the original term of the agreement provided that the effectiveness criteria have been met. If the underlying designated items are no longer held, or if an anticipated transaction is no longer likely to occur, any previously unrecognized gain or loss on the derivative contract is recognized in earnings and the contract is subsequently accounted for at fair value.

         Foreign exchange contracts which qualify under applicable accounting guidelines as hedges of foreign currency exposures, including net capital investments outside the U.S., are revalued at the spot rate with any forward premium or discount recognized over the life of the contract in net interest revenue. Gains and losses on foreign exchange contracts which qualify as a hedge of a firm commitment are deferred and recognized as part of the measurement of the related transaction, unless deferral of a lo ss would lead to recognizing losses on the transaction in later periods.

LOANS

         The consumer loan category represents loans managed by Citicorp's Global Consumer businesses. Consumer loans are generally written off not later than a predetermined number of days past due on a contractual basis, or earlier in the event of bankruptcy. The number of days is set at an appropriate level by loan product and by country. The policy for suspending accruals of interest on consumer loans varies depending on the terms, security and loan loss experience characteristics of each product, and in consid eration of write-off criteria in place.

         The commercial loan category represents loans managed by Citicorp's Global Corporate Banking businesses. Commercial loans are identified as impaired and placed on a cash (nonaccrual) basis when it is determined that the payment of interest or principal is doubtful of collection, or when interest or principal is past due for 90 days or more, except when the loan is well secured and in the process of collection. Any interest accrued is reversed and charged against current earnings, and interest is ther eafter included in earnings only to the extent actually received in cash. When there is doubt regarding the ultimate collectibility of principal, all cash receipts are thereafter applied to reduce the recorded investment in the loan. Impaired commercial loans are written down to the extent that principal is judged to be uncollectible. Impaired collateral-dependent loans where repayment is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of re payment are written down to the lower of cost or collateral value. Cash-basis loans are returned to an accrual status when all contractual principal and interest amounts are reasonably assured of repayment and there is a sustained period of repayment performance in accordance with the contractual terms.

         Loans include Citicorp's share of aggregate rentals on lease financing transactions and residual values net of related unearned income. Lease financing transactions substantially represent direct financing leases and also include leveraged leases. Unearned income is amortized under a method which substantially results in an approximate level rate of return when related to the unrecovered lease investment. Gains and losses from sales of residual values of leased equipment are included in other revenue .

         Commencing January 1, 1997, Citicorp classifies credit card and mortgage loans intended for sale as loans held for sale, which are accounted for at the lower of cost or market value with net credit losses charged to other revenue.

AGGREGATE ALLOWANCE FOR CREDIT LOSSES

         Commencing in 1997, Citicorp changed the apportionment and display of the aggregate allowance for credit losses into three components. The portion attributable to loans and loan commitments is reported as a deduction from loans; the portion attributable to standby letters of credit and guarantees is reported in other liabilities; and the portion attributable to derivative and foreign exchange contracts is reported as a deduction from trading account assets. Also during 1997, amounts that had previously bee n attributed to credit card securitization transactions where the exposure to credit losses is contractually limited to the cash flows from the securitized receivables were restored to the portion of the allowance deducted from loans. Prior period amounts were not reclassified for these items. The entire allowance is available to absorb credit losses from activities involving the extension of credit.

         Additions to the allowance are made by means of the provision for credit losses charged to expense. Credit losses are deducted from the allowance, and subsequent recoveries are added. Securities received in exchange for loan claims in debt restructurings are initially recorded at fair value, with any gain or loss reflected as a recovery or charge-off to the allowance, and are subsequently accounted for as securities available for sale. The amount of the provision is determined based on management's a ssessment of actual past and expected future net credit losses, business and economic conditions, the character, quality and performance of the portfolios, and other pertinent indicators. This evaluation encompasses all activities involving the extension of credit and also includes an assessment of the ability of borrowers with foreign currency obligations to obtain the foreign exchange necessary for orderly debt servicing. The resulting allowance is deemed adequate to absorb all probable credit losses inherent in the portfolio.

         Impairment of larger-balance, non-homogenous loans is measured by comparing the net carrying amount of the loan to the present value of the expected future cash flows discounted at the loan's effective rate, the secondary market value of the loan, or the fair value of the collateral for collateral-dependent loans. A valuation allowance is established if necessary within the portion of the allowance deducted from loans. Smaller balance, homogenous loans, including consumer mortgage, installment, revol ving credit and most other consumer loans, are collectively evaluated for impairment.

OTHER REAL ESTATE OWNED

         Upon repossession, loans are adjusted if necessary to the estimated fair value of the underlying collateral and transferred to Other Real Estate Owned ("OREO"), which is reported in other assets net of a valuation allowance for selling costs and net declines in value as appropriate.

EMPLOYEE BENEFITS

         Employee benefits expense includes prior and current service costs of pension and other postretirement benefit plans, which are accrued on a current basis, contributions and unrestricted awards under other employee plans, the amortization of restricted stock awards, and costs of other employee benefits. There are no charges to earnings upon the grant or exercise of fixed stock options or the subscription for or purchase of stock under stock purchase agreements. Compensation expense related to performance-b ased stock options is recorded over the period to the estimated vesting dates.

         Upon issuance of previously unissued shares under employee plans, proceeds received in excess of par value are credited to surplus. Upon issuance of treasury shares, the difference between the proceeds received and the average cost of treasury shares is recorded in surplus.

INCOME TAXES

         Deferred taxes are recorded for the future tax consequences of events that have been recognized in the financial statements or tax returns, based upon enacted tax laws and rates, including an appropriate provision for taxes on undistributed income of subsidiaries and affiliates. Deferred tax assets are recognized subject to management's judgment that realization is more likely than not.

SECURITIZATION OF CREDIT CARD RECEIVABLES

         The initial and ongoing effects of adopting Statement of Financial Accounting Standards ("SFAS") No. 125 during 1997 did not result in a change in the income recognition policies for credit card securitization activity due to immateriality. Revenue from securitized credit card receivables is recorded monthly as realized over the term of each securitization transaction. The revolving nature of the receivables sold and the monthly recognition of revenue result in a pattern of recognition that is similar to t he pattern that would be experienced if the receivables had not been securitized.

         Because securitization changes Citicorp's involvement from that of a lender to that of a loan servicer, it causes the receivables to be removed from the balance sheet and affects the manner in which the amounts are classified in the statement of income. For securitized receivables, amounts that would otherwise be reported as net interest revenue, as fee and commission revenue, and as credit losses on loans are instead reported as fee and commission revenue (for servicing fees) and as other revenue (f or the remaining cash flows to which Citicorp is entitled, net of credit losses). Citicorp's exposure to credit losses on the securitized receivables is contractually limited to these cash flows.

EARNINGS PER SHARE

         In the fourth quarter of 1997, Citicorp adopted SFAS No. 128, Earnings per Share ("SFAS No. 128"), which establishes new standards for computing and presenting earnings per share. As required by the standard, all prior-period earnings per share data have been restated.

         Under SFAS No. 128, basic earnings per share excludes dilution and is computed by dividing income applicable to common stock (net income after deducting preferred stock dividends) by the weighted-average number of common shares outstanding for the period.

         Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or otherwise resulted in the issuance of common stock, and is computed similarly to "fully diluted" earnings per share that was reported under previous accounting standards. Under the new rules, computations of dilutive effects are based upon the average market price of the common stock during the reported period, while under the old rules the end of period market price would be used if more dilutive.

         Citicorp's diluted earnings per share reflects any dilutive effects of stock options, stock purchase agreements, conversion preferred stock, convertible preferred stock, forward purchase contracts on common stock, and shares issuable under deferred stock awards.

         The dilutive effects of stock options and stock purchase agreements are computed using the treasury-stock method. Prior to redemption or conversion into common shares, Conversion Preferred Stock, Series 15 and convertible preferred stock are included in the diluted computation, using the if-converted method, if dilutive. Shares deliverable under forward purchase contracts on Citicorp common stock (see Note 5) are included to the extent that the forward price exceeds the market price of the common sto ck. Shares receivable by Citicorp under forward contracts are not deducted from the number of shares used in the computation until the final number of shares to be received has been determined. Shares issuable under deferred stock awards are included in the computation and the amount of after-tax dividend equivalents on shares issuable is added back to income applicable to common stock.

CASH FLOWS

         Cash flows from risk management activities are classified in the same category as the related assets and liabilities. Cash equivalents are defined as those amounts included in cash and due from banks.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FINANCIAL INSTRUMENTS

         Citicorp provides a wide variety of financial instruments as products to its customers, and it also uses these instruments in connection with its own activities. Following are explanatory notes regarding financial assets and liabilities, off-balance sheet financial instruments, credit loss reserves, concentrations of credit risk, and the estimated fair value of financial instruments. Collateral requirements are made on a case-by-case evaluation of each customer and product, and may include cash, securities , receivables, real estate, and other assets.

A. Financial Assets and Liabilities

Loans

In Millions of Dollars
at Year-End                                 1997           1996
-----------------------------------------------------------------
Consumer
In U.S. Offices
Mortgage and Real Estate (1)(2)(3)       $22,599        $23,421
Installment, Revolving Credit,
  and Other (1)                           35,747         36,285
                                       ---------     ----------
                                          58,346         59,706
-----------------------------------------------------------------
In Offices Outside the U.S.
Mortgage and Real Estate (2) (4)          17,685         18,379
Installment, Revolving Credit,            32,179         33,905
and Other Lease Financing                    544            754
                                     -----------    ------------
                                          50,408         53,038
-----------------------------------------------------------------
                                         108,754        112,744
Unearned Income                             (688)          (897)
                                     -----------    ------------
Consumer Loans - Net of Unearned
   Income                               $108,066       $111,847
-----------------------------------------------------------------
Commercial
In U.S. Offices
Commercial and Industrial (5)            $11,234         $8,747
Mortgage and Real Estate (2)               2,398          2,977
Loans to Financial Institutions              371          1,035
Lease Financing                            3,087          3,017
                                      ----------     ----------
                                          17,090         15,776
-----------------------------------------------------------------
In Offices Outside the U.S.
Commercial and Industrial (5)             47,417         36,901
Mortgage and Real Estate (2)               1,651          1,815
Loans to Financial Institutions            6,480          4,837
Governments and Official                   2,376          2,252
Institutions
Lease Financing                            1,092          1,294
                                      ----------    -----------
                                          59,016         47,099
-----------------------------------------------------------------
                                          76,106         62,875
Unearned Income                             (159)          (110)
                                     -----------   ------------
Commercial Loans - Net of
   Unearned Income                       $75,947        $62,765
-----------------------------------------------------------------

(1) Commencing in 1997, Citicorp classifies credit card and mortgage loans intended for sale as loans held for sale. In 1996, includes $1.1 billion of mortgage loans held for sale carried at the lower of aggregate cost or market value.
(2)   Loans secured primarily by real estate.
(3) Includes $3.4 billion in 1997 and $3.8 billion in 1996 of commercial real estate loans related to community banking and private banking activities.
(4) Includes $2.3 billion in 1997 and $2.7 billion in 1996 of loans secured by commercial real estate.
(5)   Includes loans not otherwise separately categorized.

         The following table presents information about impaired loans. Impaired loans are those on which Citicorp believes it is not probable that it will be able to collect all amounts due according to the contractual terms of the loan, excluding smaller-balance homogeneous loans that are evaluated collectively for impairment, and are carried on a cash basis:


In Millions of Dollars at Year-End          1997           1996
-----------------------------------------------------------------

Impaired Commercial Loans                 $  971         $  868
Other Impaired Loans(1)                      241            360
                                        --------       --------
Total Impaired Loans(2)                   $1,212         $1,228
-----------------------------------------------------------------
Impaired Loans with Valuation
  Allowances                              $   98         $  186
Total Valuation Allowances(3)                 16             32
-----------------------------------------------------------------
During the Year:
  Average Balance of Impaired
    Loans                                 $1,188         $1,657
  Interest Income Recognized on
    Impaired Loans                            62            116
-----------------------------------------------------------------

(1) Primarily commercial real estate loans related to community and private banking activities.
(2) At year-end 1997, approximately 39% of these loans were measured for impairment using the fair value of the collateral, with the remaining 61% measured using the present value of the expected future cash flows, discounted at the loan's effective interest rate, compared with approximately 44% and 56%, respectively, at year-end 1996.
(3)   Included in the allowance for credit losses.


Securities                                                 1997                                          1996
                                             ------------------------------------------   ------------------------------------------
                                                            Gross     Gross                              Gross       Gross
                                             Amortized Unrealized Unrealized      Fair     Amortized Unrealized Unrealized     Fair
In Millions of Dollars at Year-End                Cost      Gains    Losses      Value          Cost     Gains      Losses    Value
------------------------------------------------------------------------------------------------------------------------------------

Securities Available for Sale
U.S. Treasury and Federal Agency                $4,031       $58        $ 2   $ 4,087        $4,048        $46        $5     $4,089
State and Municipal                              2,616       206        115     2,707         2,327        133        55      2,405
Foreign Government                              18,106       826        262    18,670        14,056      1,062       180     14,938
U.S. Corporate                                   1,809       157        101     1,865         1,586         67        65      1,588
Other Debt Securities                            1,198        10         79     1,129         1,129         11        11      1,129
Equity Securities(1)                             2,131       235         62     2,304         1,870        119        76      1,913
                                               -------    ------       ----   -------       -------     ------      ----    -------
                                               $29,891    $1,492       $621   $30,762       $25,016     $1,438      $392    $26,062
                                               -------    ------       ----   -------       -------     ------      ----    -------
------------------------------------------------------------------------------------------------------------------------------------
Venture Capital                                                               $ 2,599                                        $2,124
------------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale Include:
  Mortgage-Backed Securities                   $ 1,091    $   12       $  2   $ 1,101        $1,064     $    7      $  3     $1,068
  Government of Brazil Brady Bonds               1,436       612         --     2,048         1,463        872        --      2,335
  Government of Venezuela Brady Bonds              535        --         55       480           563         --        81        482
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes non-marketable equity securities carried at cost which are reported in both the amortized cost and fair value columns. The amortized cost of non-marketable equity securities was $1,112 million and $896 million, and the estimated fair value was $1,172 million and $929 million at December 31, 1997 and 1996, respectively.

         Not included in the table above are securities available for sale held by unconsolidated affiliates carried on the equity method of accounting. At December 31, 1997 and 1996, the gross unrealized gains related to these securities were $19 million and $9 million, respectively, and gross unrealized losses were $8 million and $4 million, respectively, which are included in the net unrealized gains--securities available for sale component of stockholders' equity, net of applicable taxes.

         The accompanying table shows components of interest and dividends on securities, net gains from sales of securities available for sale, and net gains on investments held by venture capital subsidiaries.

In Millions of Dollars                  1997     1996      1995
-----------------------------------------------------------------
Taxable Interest                      $1,966   $1,600    $1,391
Interest Exempt from U.S. Federal
  Income Tax                             136       87        89
Dividends                                 95       83        64
-----------------------------------------------------------------
Gross Realized Securities Gains        $ 754    $ 261     $ 177
Gross Realized Securities Losses          86       51        45
-----------------------------------------------------------------
Net Realized and Unrealized
Venture Capital Gains                   $749    $ 450     $ 390
   Which Included:
     Gross Unrealized Gains              612      416       487
     Gross Unrealized Losses              82      150       300
-----------------------------------------------------------------

         The following table presents the amortized cost, fair value, and average yield on amortized cost of debt securities available for sale by contractual maturity dates as of December 31, 1997:

                                    Amortized     Fair
In Millions of Dollars                  Cost     Value     Yield
-----------------------------------------------------------------
U.S. Treasury and Federal
  Agency
Due Within 1 Year                     $1,787   $1,786      5.29%
After 1 but Within 5 Years             1,194    1,240      6.70
After 5 but Within 10 Years              208      174      6.16
After 10 Years(1)                        842      887      7.28
                                     -------  -------
Total                                 $4,031   $4,087      6.16
-----------------------------------------------------------------
State and Municipal
Due Within 1 Year                     $   --    $  --     $  --%
After 1 but Within 5 Years                64       56      5.19
After 5 but Within 10 Years              719      733      5.70
After 10 Years(1)                      1,833    1,918      6.45
                                     -------  -------
Total                                 $2,616   $2,707      6.21
-----------------------------------------------------------------
All Other(2)
Due Within 1 Year                     $6,821   $6,770     11.61%
After 1 but Within 5 Years             7,733    7,677      6.82
After 5 but Within 10 Years            2,645    2,604      6.98
After 10 Years(1)                      3,914    4,613      8.41
                                     -------  -------
Total                                $21,113  $21,664      8.68
-----------------------------------------------------------------

(1) Securities with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.
(2) Includes foreign government, U.S. corporate, and other debt securities. Yields reflect the impact of local interest rates prevailing in countries outside the U.S.


Trading Account Assets and Liabilities

In Millions of Dollars at Year-End            1997         1996
----------------------------------------------------------------
Trading Account Assets
    U.S. Treasury and Federal Agency        $3,431      $ 2,560
    Securities
    State and Municipal Securities             108          123
    Foreign Government, Corporate
    and Other                               12,352       10,607
         Securities
    Derivative and Foreign Exchange
    Contracts (1)                           24,465       17,495
                                           -------      -------
                                           $40,356      $30,785
----------------------------------------------------------------
Trading Account Liabilities
    Securities Sold, Not Yet Purchased      $5,769       $4,036
    Derivative and Foreign Exchange         25,217       17,967
    Contracts (1)                          $30,986      $22,003
----------------------------------------------------------------

(1) Net of master netting agreements and securitization. In addition, the asset balance at December 31, 1997 is reduced by $50 million of credit loss reserves (see Credit Loss Reserves on page 69).

         The average fair value of trading account assets during 1997 was $35.1 billion, including $20.3 billion relating to derivative and foreign exchange contracts, compared with $32.5 billion and $15.4 billion, respectively, during 1996. The average fair value of trading account liabilities during 1997 was $26.6 billion, including $21.6 billion relating to derivative and foreign exchange contracts, compared with $19.9 billion and $15.3 billion, respectively, during 1996.

         Deferred revenue on derivative and foreign exchange contracts, attributable to ongoing costs such as servicing and credit considerations, totaled $391 million and $310 million at December 31, 1997 and 1996, respectively, which is reported in Other Liabilities. Commitments to purchase when-issued securities were $3 million and $465 million at December 31, 1997 and 1996, respectively.

Purchased Funds and Other Borrowings (1)

In Millions of  Dollars
at Year-End                                  1997           1996
-----------------------------------------------------------------
Federal Funds Purchased and
Securities Sold
  under Repurchase Agreements             $11,182         $9,995
Commercial Paper Issued by
  Parent Company                            1,941            775
  The Student Loan Corporation                 --            463
    (80% owned)
Other Funds Borrowed                        8,108          6,958
                                          -------        -------
Total                                     $21,231        $18,191
-----------------------------------------------------------------

(1)   Original maturities of less than one year.

Long-Term Debt (1)
In Millions of Dollars
at Year-End                                      1997       1996
-----------------------------------------------------------------
                                    Various
                         Various   Floating
                      Fixed-Rate       Rate
                  Obligations(2) Obligations(2) Total      Total
-----------------------------------------------------------------
Parent Company
Due in 1997                $ --      $  --      $  --    $1,649
Due in 1998                 409        409        818     1,242
Due in 1999                 668        774      1,442     1,717
Due in 2000                 406      1,736      2,142     1,046
Due in 2001                 618        930      1,548       902
Due in 2002                 461      1,119      1,580       796
Due in 2003-2007          3,506      1,254      4,760     3,898
Due in 2008-2012          1,776        115      1,891     1,368
Due after 2012               61        357        418       545
                       ---------  --------   --------  --------
                          7,905(3)   6,694     14,599    13,163
                       ---------  --------   --------  --------
Subsidiaries(4)
Due in 1997                  --         --         --     1,524
Due in 1998                 999        346      1,345     1,843
Due in 1999                 615        119        734       741
Due in 2000                 455        104        559       398
Due in 2001                 220         89        309       362
Due in 2002                 889         77        966        78
Due in 2003-2007             68        208        276       246
Due in 2008-2012             43         88        131        94

Due after 2012              757        109        866       401
                       --------   --------    -------   -------
                          4,046      1,140      5,186     5,687
                       --------   --------    -------   -------
Total                   $11,951     $7,834    $19,785   $18,850
-----------------------------------------------------------------

(1) Original maturities of one year or more. Maturity distribution is based upon contractual maturities or earlier dates at which debt is repayable at the option of the holder, due to required mandatory sinking fund payments or due to call notices issued.

(2) Based on contractual terms. Repricing characteristics may be effectively modified from time to time using derivative contracts.
(3) All of the parent company long-term fixed rate obligations have been synthetically converted to floating rates by the use of derivative contracts (primarily swaps).
(4) Approximately 14% in 1997 and 5% in 1996 of subsidiary long-term debt was guaranteed by Citicorp, and of the debt not guaranteed by Citicorp, approximately 12% in 1997 and 35% in 1996 was secured by the assets of the subsidiary.

         Long-term debt is denominated in various currencies with both fixed and floating interest rates, summarized below. Certain of the agreements under which long-term debt obligations were issued prohibit Citicorp, under certain conditions, from paying dividends in shares of Citibank capital stock and from creating encumbrances on such shares. Floating rates are determined periodically by formulas based on certain money market rates or, in certain instances, by minimum rates as specified in the governing agreements. A portion of Parent Company and subsidiary debt represents local currency borrowings where prevailing rates may vary significantly from rates in the United States.

                                       1997                        1996
----------------------------------------------   --------------------------
                          Weighted-                    Weighted-
In %'s                Range     Average(1)              Average(1)
----------------------------------------------   --------------------------
Parent Company
Fixed rate (2)      2.42 to 10.60      7.42      2.42 to 10.50     7.32
Floating rate (3)   4.03 to  7.03      5.95      3.50 to  8.23     5.99
Subsidiaries (4)
Fixed rate          1.03 to 18.69      7.49      3.50 to 18.69     9.07
Floating rate       3.00 to 34.69     17.17      3.00 to 32.84    11.51
---------------------------------------------------------------------------

(1) Reflects contractual interest rates. The overall weighted average interest rate for long-term debt in 1997 was 7.50% on a contractual basis and 6.96% including the effects of derivative contracts.

(2) Predominantly denominated in U.S. dollars (94% in 1997 and 96% in 1996), Japanese yen, and German marks, and matures over the period to 2035.
(3) Predominantly denominated in U.S. dollars (95% in 1997 and 96% in 1996) and matures over the period to 2035.
(4) Denominated in U.S. dollars (38% in 1997 and 47% in 1996) and various foreign currencies including Australian dollars, Dutch guilders, Chilean pesos, Malaysian ringgit, and Italian lire. Fixed and floating rate debt matures over the period to 2027 and 2017, respectively.

         Included in long-term debt are $0.8 billion of subordinated capital notes at December 31, 1997 and 1996, certain of which require Citicorp to exchange the notes at maturity or at certain other specified times for capital securities that have a market value equal to the principal amounts of the notes or, at Citicorp's option, to pay the principal of the notes from amounts representing designated proceeds from the sale of capital securities. At the option of Citicorp, the exchange or the proceeds from sale, as applicable, may be for or from common stock, non-redeemable preferred stock, or other marketable capital securities of Citicorp. Citicorp has designated proceeds from the sales of capital securities in an amount sufficient to satisfy all the dedication commitments of its subordinated capital notes.

         Also included in long-term debt at December 31,1997 are $750 million of guaranteed preferred beneficial interests in Citicorp subordinated debt issued by Citicorp Capital I and II, wholly-owned trusts whose sole assets are $309 million of 7.93% and $464 million of 8.015%, respectively, of Junior Subordinated Deferrable Interest Debentures of Citicorp due 2027. Long-term debt at December 31, 1996 included $300 million related to Citicorp Capital I. Under the terms of these arrangements, taken as a whole, Citicorp has provided a full and unconditional guarantee on a subordinated basis of payments due.

B.  Off-Balance Sheet Financial Instruments

         In addition to the financial assets and liabilities discussed above, Citicorp's financial instruments include off-balance sheet products. The market and credit risks associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments, and Citicorp manages these risks in a consistent manner.

Derivative and Foreign Exchange Contracts

                                  Notional
                                 Principal         Balance Sheet
                                   Amounts                Credit
                                                     Exposure(1)
                          ------------------    ------------------
In Billions of Dollars
  at Year-End                1997     1996        1997     1996
-----------------------------------------------------------------
Interest Rate Products
  Futures Contracts         $139.1   $160.6       $ --     $ --
  Forward Contracts          282.7    132.7         0.1      0.1
  Swap Agreements            627.0    476.2         9.5      9.4
  Purchased Options          105.7    126.7         1.2      1.2
  Written Options            143.8    192.3         --       --
Foreign Exchange
Products
  Futures Contracts            0.9      0.7         --       --
  Forward Contracts        1,317.0  1,146.7        28.8     17.6
  Cross-Currency Swaps        58.9     44.0         3.3      1.8
  Purchased Options          163.3    101.1         3.7      1.7
  Written Options            184.2    104.5         --       --
Equity Products               61.6     22.2         2.0      0.7
Commodity Products            14.7     12.5         0.8      0.5
Credit Derivative
Products                       6.9      1.9          --       --
                                                   ----     ----
                                                   49.4     33.0
Effects of Master Netting
  Agreements (2)                                  (24.1)   (15.5)
Effects of
  Securitization (3)                               (0.8)      --
                                                  -----    -----
                                                  $24.5    $17.5
                                                  -----    -----
-----------------------------------------------------------------

(1) There is no balance sheet credit exposure for futures contracts because they settle daily in cash, and none for written options because they represent obligations (rather than assets) of Citicorp. Amounts do not reflect credit loss reserves attributable to derivative and foreign exchange contracts.
(2) Master netting agreements mitigate credit risk by permitting the offset of amounts due from and to individual counterparties in the event of counterparty default.
(3) Citibank has securitized and sold net receivables, and the associated credit risk related to certain derivative and foreign exchange contracts via Citibank Capital Markets Assets Trust.

         Citicorp enters into derivative and foreign exchange futures, forwards, options, and swaps, which enable customers to transfer, modify, or reduce their interest rate, foreign exchange, and other market risks, and also trades these products for its own account. In addition, Citicorp uses derivatives and other instruments, primarily interest rate products, as an end-user in connection with its risk management activities. Derivatives are used to manage interest rate risk relating to specific groups of on-bala nce sheet assets and liabilities, including commercial and consumer loans, deposit liabilities, long-term debt, and other interest-sensitive assets and liabilities, as well as credit card securitizations. In addition, foreign exchange contracts are used to hedge net capital exposures and foreign exchange transactions. Through the effective use of derivatives, Citicorp has been able to modify the volatility of its revenue from asset and liability positions. The preceding table presents the aggregate notiona l principal amounts of Citicorp's outstanding derivative and foreign exchange contracts at December 31, 1997 and 1996, along with the related balance sheet credit exposure. The table includes all contracts with third parties, including both trading and end-user positions.

         Futures and forward contracts are commitments to buy or sell at a future date a financial instrument, commodity, or currency at a contracted price, and may be settled in cash or through delivery. Swap contracts are commitments to settle in cash at a future date or dates, based on differentials between specified financial indices, as applied to a notional principal amount. Option contracts give the purchaser, for a fee, the right, but not the obligation, to buy or sell within a limited time a financia l instrument or currency at a contracted price that may also be settled in cash, based on differentials between specified indices.

         Market risk on a derivative or foreign exchange product is the exposure created by potential fluctuations in interest rates, foreign exchange rates, and other values, and is a function of the type of product, the volume of transactions, the tenor and terms of the agreement, and the underlying volatility. Credit risk is the exposure to loss in the event of nonperformance by the other party to the transaction. The recognition in earnings of unrealized gains on these transactions is subject to management's assessment as to collectibility.

         Balance sheet credit exposure represents the current cost of replacing the contracts and is equal to the amount of Citicorp's unrealized gain. As measured by Citicorp in connection with the management of overall credit relationships with individual customers, total exposure on derivative and foreign exchange contracts also includes the potential increase in replacement cost estimated based on a statistical simulation of values that would result from a change in market rates. In the aggregate for all contracts, the estimate of the potential increase in replacement cost ranged from approximately $33.1 billion to $42.3 billion during 1997. Substantially all of the total exposure was to counterparties considered by Citicorp to be investment grade; the substantial majority was under three years tenor. At December 31,1997, the balance sheet credit exposure of foreign currency derivative contracts for which the recognition of revaluation gains had been suspended amounted to $59 million. There were no signifi cant non-performing contracts in 1996. For the three years ended December 31, 1997 there were no material credit losses related to derivative and foreign exchange contracts. During 1997, credit losses related to foreign currency derivative contracts totaled $35 million.

End-User Derivative Interest Rate and Foreign Exchange Contracts

                                          Notional Principal
                                                  Amounts(1)                             Percentage of 1997 Amount Maturing
                                        ------------------------------------------------------------------------------------
                                          Dec. 31,  Dec. 31,     Within      1 to       2 to      3 to       4 to     After
In Billions of Dollars                        1997      1996     1 Year   2 Years    3 Years   4 Years    5 Years   5 Years
----------------------------------------------------------------------------------------------------------------------------

Interest Rate Products
  Futures Contracts                          $29.3      $23.4      63%        27%       10%        --%       --%        --%
  Forward Contracts                            6.9        3.6      97          3        --         --        --         --
  Swap Agreements                            106.0      111.9      35         15        11         11         9         19
  Option Contracts                            20.1       71.4      68         16        10          1         2          3
Foreign Exchange Products
  Futures and Forward Contracts               62.4       60.9      93          5         1         --         1         --
  Cross-Currency Swaps                         3.4        2.9       8          8        14         11        41         18
----------------------------------------------------------------------------------------------------------------------------

(1)   Includes third-party and intercompany contracts.


End-User Interest Rate Swaps and Net Purchased Options as of December 31, 1997

                                                                Remaining Contracts Outstanding--Notional Principal Amounts
                                                       ---------------------------------------------------------------------
In Billions of Dollars at Year-End                         1997        1998        1999        2000        2001        2002
----------------------------------------------------------------------------------------------------------------------------

Receive Fixed Swaps                                     $  81.8     $  59.0     $  46.7     $  35.3     $  24.6     $  16.1
  Weighted-Average Fixed Rate                               6.5%        6.7%        6.6%        6.6%        6.7%        6.8%
Pay Fixed Swaps                                            13.7         7.7         5.4         4.6         4.1         3.5
  Weighted-Average Fixed Rate                               6.8%        7.1%        6.7%        6.8%        6.8%        7.1%
Basis Swaps                                                10.5         1.8         0.3         0.3         0.2         0.2
Purchased Caps (Including Collars)                         10.0         4.9         1.8         --          --          --
  Weighted-Average Cap Rate Purchased                       6.4%        6.8%        7.1%        -- %        -- %        -- %
Purchased Floors                                            2.0         0.1         0.1         0.1         0.1         0.1
  Weighted-Average Floor Rate Purchased                     5.5%        5.8%        5.8%        5.8%        5.8%        5.8%
Written Floors Related to Purchased Caps (Collars)          1.0         0.2         0.2         --          --          --
  Weighted-Average Floor Rate Written                       6.0%        8.2%        8.2%        -- %        -- %        -- %
Written Caps Related to Other Purchased Caps(1)             7.1         1.2         1.1         1.1         0.9         0.5
  Weighted-Average Cap Rate Written                         6.8%        8.6%        8.4%        8.4%        8.3%        9.8%
----------------------------------------------------------------------------------------------------------------------------
Three-Month Forward LIBOR Rates(2)                          5.8%        5.9%        6.1%        6.1%        6.1%        6.3%
----------------------------------------------------------------------------------------------------------------------------


(1) Includes written options related to purchased options embedded in other financial instruments.
(2) Represents the implied forward yield curve for three-month LIBOR as of December 31, 1997, provided for reference.

         The tables above provide data on the notional principal amounts and maturities of end-user (non-trading) derivatives, along with additional data on end-user interest rate swaps and net purchased option positions at year-end 1997 with three-month LIBOR forward rates included for reference. The tables are intended to provide an overview of these components of the end-user portfolio, but should be viewed only in the context of Citicorp's related assets and liabilities.

         The net impact on Citicorp's pretax earnings of end-user derivatives was an increase of $76 million during 1997 and $143 million during 1996.

         The majority of derivative positions used in Citicorp's asset and liability management activities are established via intercompany transactions with independently managed Citicorp dealer units, with the dealer acting as a conduit to the marketplace. Contract maturities are related to the underlying risk management strategy.

         Citicorp's utilization of these instruments is modified from time to time in response to changing market conditions as well as changes in the characteristics and mix of the related assets and liabilities. In this connection, during 1997 interest rate futures, swaps and options with a notional principal amount of $22.4 billion were closed out which resulted in a net deferred loss of approximately $67 million. Total unamortized net deferred losses, including those from prior year close-outs, were approximately $63 million at December 31, 1997, which will be amortized into earnings over the remaining life of the original contracts (approximately 71% in 1998, 19% in 1999, and 10% in subsequent years), consistent with the risk management strategy.

Loan Commitments

In Billions of Dollars at Year-End                 1997    1996
----------------------------------------------------------------
Unused Commercial Commitments to Make or
  Purchase Loans, to Purchase Third-Party
  Receivables, and to Provide Note Issuance
  or Revolving Underwriting Facilities          $107.0   $ 89.9
----------------------------------------------------------------
Unused Credit Card and Other Consumer
  Revolving Commitments                         $126.8   $119.9
----------------------------------------------------------------

         The majority of unused commitments are contingent upon customers maintaining specific credit standards. Commercial commitments generally have floating interest rates and fixed expiration dates and may require payment of fees. Such fees (net of certain direct costs) are deferred and, upon exercise of the commitment, amortized over the life of the loan or, if exercise is deemed remote, amortized over the commitment period. The table does not include commercial letters of credit issued on behalf of customers and collateralized by the underlying shipment of goods which totaled $5.8 billion at December 31, 1997 and $5.6 billion at December 31, 1996.

Loans Sold with Credit Enhancements

                                   Amounts
                       ------------------
In Billions of             1997     1996          Form of Credit
 Dollars                                          Enhancement
 at Year-End
-------------------------------------------------------------------------
Residential Mortgages      $8.1    $11.3          Recourse obligation
  and Other Loans                                 $4.7 in 1997 and
  Sold with                                       $7.3 in  1996
  Recourse(1)
-------------------------------------------------------------------------
GNMA Sales/Servicing        1.0      1.0          Secondary recourse
   Agreements(2)                                  obligation
-------------------------------------------------------------------------
Securitized Credit         26.8     25.2          Net revenue over the
   Card Receivables                               life of the transaction
---------------------------------------------------------------------------

(1)   Residential mortgages represent 92% of amounts in 1997 and 94% in 1996.
(2) Government National Mortgage Association sales/servicing agreements covering securitized residential mortgages.

         Citicorp and its subsidiaries are obligated under various credit enhancements related to certain sales of loans or sales of participations in pools of loans, summarized above.

         Net revenue on securitized credit card receivables is recognized over the life of each sale transaction. The net revenue is based upon the sum of finance charges and fees received from cardholders and interchange revenue earned on cardholder transactions, less the sum of the yield paid to investors, credit losses, transaction costs, and a contractual servicing fee, which is also retained by certain Citicorp subsidiaries as servicers. As specified in certain of the sale agreements, the net revenue collected each month is deposited in an account, up to a predetermined maximum amount, and is available over the remaining term of that transaction to make payments of yield, fees, and transaction costs in the event that net cash flows from the receivables are not sufficient. When the account reaches the predetermined amount, net revenue is passed directly to the Citicorp subsidiary that sold the receivables. The amount contained in these accounts is included in other assets and was $20 million at December 31, 1997 and $383 million at December 31, 1996. During 1997, Citicorp securitized and sold approximately $288 million of balances included in these accounts.

         Citicorp maintains reserves relating to asset securitization programs. These reserves totaled $85 million at December 31, 1997 and $473 million at December 31, 1996. During 1997, Citicorp restored to the aggregate allowance for credit losses $373 million that had previously been attributed to credit card securitization transactions where the exposure to credit losses is contractually limited to the cash flows from the securitized receivables.

Standby Letters of Credit
                                                   1997           1996(1)
                   ----------------------------------------------------------
 In Billions of           Expire       Expire     Total          Total Dollars
                          Within       After 1    Amount         Amount
  at Year-End            1 Year        Year       Outstanding    Outstanding
-----------------------------------------------------------------------------
Financial
  Insurance, Surety        $2.0       $5.4             $7.4           $7.7
  Options, Purchased
    Securities, and
    Escrow                  0.8        0.2              1.0            0.9
  Clean Payment             1.2        0.3              1.5            1.5
  Backstop State,
    County, and
    Municipal Securities    0.4        0.3              0.7            0.7
  Other Debt Related        4.5        1.7              6.2            6.6
Performance                 3.1        2.0              5.1            4.2
                          -----       ----            -----          -----
Total (2)                 $12.0       $9.9            $21.9          $21.6
------------------------------------------------------------------------------

(1)   Reclassified to conform to 1997 presentation.
(2) Total is net of cash collateral of $1.6 billion in 1997 and $1.5 billion in 1996. Collateral other than cash covered 21% of the total in 1997 and 20% in 1996.

         Standby letters of credit, summarized above, are used in various transactions to enhance the credit standing of Citibank customers. They represent irrevocable assurances that Citibank will make payment in the event that the customer fails to fulfill its obligations to third parties. Financial standby letters of credit are obligations to pay a third-party beneficiary when a customer fails to repay an outstanding loan or debt instrument, such as assuring payments by a foreign reinsurer to a U.S. insurer, to act as a substitute for an escrow account, to provide a payment mechanism for a customer's third-party obligations, and to assure payment of specified financial obligations of a customer. Performance standby letters of credit are obligations to pay a third-party beneficiary when a customer fails to perform a nonfinancial contractual obligation, such as to ensure contract performance or irrevocably assure payment by the customer under supply, service and maintenance contracts or construction projects. Fees are recognized ratably over the term of the standby letter of credit. The table does not include securities lending indemnifications issued to customers, which are fully collateralized and totaled $9.8 billion at December 31, 1997 and $4.2 billion at December 31, 1996.

C. Credit Loss Reserves

In Millions of Dollars                  1997     1996      1995
-----------------------------------------------------------------
Aggregate Allowance for
  Credit Losses at Beginning of Year  $5,503   $5,368    $5,155
Additions
Provision for Credit Losses            1,907    1,926     1,991
Deductions
Consumer Credit Losses (1)             2,305    2,172     1,962
Consumer Credit Recoveries (1)          (474)    (444)     (418)
                                      ------   ------    ------
  Net Consumer Credit Losses (1)       1,831    1,728     1,544
Commercial Credit Losses                 197      266       376
Commercial Credit Recoveries            (221)    (268)     (228)
                                      ------   ------    ------
  Net Commercial Credit
    (Recoveries) Losses                  (24)      (2)      148
Other-- Net (2)                          313      (65)      (86)
                                      ------   ------    ------
Aggregate Allowance
  for Credit Losses at End of Year(3)  5,916    5,503     5,368
Reserves for Securitization Activities    85      473       486
                                      ------   ------    ------
Total Credit Loss Reserves            $6,001   $5,976    $5,854
                                      ------   ------    ------
-----------------------------------------------------------------

(1) Commencing in 1997, reflects the classification of credit card receivables intended for sale as loans held for sale with net credit losses charged to other revenue.
(2) Primarily includes net transfers from (to) the reserves for securitization activities and foreign currency translation effects. In 1997, Citicorp restored to the aggregate allowance for credit losses $373 million that had previously been attributed to credit card securitization transactions where the exposure to credit losses is contractually limited to the cash flows from the securitized receivables.
(3) In 1997, Citicorp changed the apportionment and display of the aggregate allowance for credit losses to report $5,816 million attributable to loans and loan commitments as a deduction from Loans, $50 million attributable to standby letters of credit and guarantees included in Other Liabilities, and $50 million attributable to derivative and foreign exchange contracts as a deduction from Trading Account Assets.

D. Concentrations of Credit Risk

         Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to Citicorp's total credit exposure. Although Citicorp's portfolio of financial instruments is broadly diversified along industry, product, and geographic lines, material transactions are completed with other financial institutions, particularly in the securities trading, derivative, and foreign exchange businesses. Additionally, U.S. credit card receivables represent an area of significant credit exposure.

E. Estimated Fair Value of Financial Instruments

                                                         1997       1996
                               ------------------------------------------
                                                    Estimated   Estimated
                                                     Fair        Fair
                                                     Value In    Value In
                                                     Excess      Excess
                                                     of (Less    of (Less
                                                     Than)       Than)
In Billions Dollars            Carrying  Estimated   Carrying    Carrying
  at Year-End                     Value  Fair Value    Value       Value
-------------------------------------------------------------------------
Assets (1)                       $290.4      $296.6      $ 6.2    $ 6.0
Liabilities                       280.8       280.8        --      (0.5)
End-User Derivative and
  Foreign Exchange Contracts        1.4         2.1        0.7      0.3
Credit Card
Securitizations (1)                 --         (0.3)      (0.3)     0.4
                                                        ------   ------
Subtotal                                                   6.6      6.2
Deposits with
  No Fixed Maturity (2)                                    3.3      2.7
                                                        ------   ------
Total                                                    $ 9.9    $ 8.9
-------------------------------------------------------------------------

(1) Commencing in 1997, amounts include the effect of restoring to the allowance for credit losses a $373 million reserve that had previously been attributed to securitized credit card receivables, as described on page 69.
(2) Represents the estimated excess fair value related to the expected time period until runoff of existing deposits with no fixed maturity on the balance sheet at year-end, without assuming any regeneration of balances, based on the estimated difference between the cost of funds on these deposits and the cost of funds from alternative sources. The increase during 1997 was primarily due to an increase in deposits as well as a higher spread between the cost of funds on the deposits and the cost of funds from alternative sources. Under applicable requirements, excess fair values of these deposits are excluded from amounts included under the Liabilities caption above and from the table below, in which the estimated fair value is shown as being equal to the carrying value.

         Citicorp's financial instruments, as defined in accordance with applicable requirements, include financial assets and liabilities recorded on the balance sheet as well as off-balance sheet instruments such as derivative and foreign exchange contracts and credit card securitizations. To better reflect Citicorp's values subject to market risk and to illustrate the interrelationships that characterize risk management strategies, the table above also provides estimated fair value data for the expected time period until runoff of existing deposits with no fixed maturity.

         In the aggregate, estimated fair values exceeded the carrying values by approximately $9.9 billion at December 31, 1997 and $8.9 billion at December 31, 1996. Fair values vary from period to period based on changes in a wide range of factors, including interest rates, credit quality, and market perceptions of value, and as existing assets and liabilities run off and new items are generated. The increase from the prior year is primarily due to a higher value of deposits with no fixed maturity, derivative contracts due to a lower interest rate environment in the U.S., and deposits, partially offset by a decline in the fair value of credit card securitizations and long-term debt due to lower U.S. interest rates.

         Additional detail is provided in the following table. In accordance with applicable requirements, the disclosures exclude leases, affiliate investments, and pension and benefit obligations, and the disclosures also exclude the effect of taxes and other expenses that would be incurred in a market transaction. In addition, the table excludes the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are integral to a full assessment of Citicorp's financial position and the value of its net assets.

         The data represents management's best estimates based on a range of methodologies and assumptions. Quoted market prices are used for most securities, for loans where available, and for both trading and end-user derivative and foreign exchange contracts, as well as for liabilities with quoted prices. For performing loans where no quoted market prices are available, contractual cash flows are discounted at quoted secondary market rates or estimated market rates if available. Otherwise, current market origination rates for loans with similar terms and risk characteristics are used. For loans with doubt as to collectibility, expected cash flows are discounted using an appropriate rate considering the time of collection and a premium for the uncertainty of the flows. The value of collateral is also considered. For liabilities without quoted market prices, market borrowing rates of interest are used to discount contractual cash flows.

         Fair values of credit card securitizations reflect the various components of these transactions but principally arise from fixed rates payable to certificate holders. Under the applicable requirements, the estimated fair value of deposits with no fixed maturity in the following table excludes the premium values available in the market for such deposits, and the estimated value is shown in the table as being equal to the carrying value.

                                         1997               1996
                          ---------------------------------------
                                    Estimated          Estimated
In Billions of Dollars     Carrying      Fair   Carrying   Fair
at Year-End                  Value       Value    Value    Value
-----------------------------------------------------------------
Assets and Related Instruments
Loans (1)                    $173.5     $179.6  $164.0    $169.9
   Related Derivatives          0.3        0.5     0.3       0.5
Securities                     33.4       33.4    28.2      28.2
Trading Account Assets         40.4       40.4    30.8      30.8
Other Financial Assets (2)     43.1       43.2    37.0      37.1
Credit Card
  Securitizations               --        (0.3)    0.1       0.5
  Related Derivatives           0.5        0.5     0.5       0.4
-----------------------------------------------------------------
Liabilities and Related Instruments
Non-Interest-Bearing          $26.5      $26.5   $24.8     $24.8
Deposits
Interest-Bearing Deposits     172.6      172.4   160.2     160.4
   Related Derivatives         (0.4)      (0.7)   (0.2)     (0.3)
Trading Account                31.0       31.0    22.0      22.0
Liabilities
Other Financial                30.9       30.7    28.2      28.2
Liabilities (3)
   Related Derivatives          --         0.1     0.1       0.1
Long-Term Debt                 19.8       20.2    18.9      19.2
   Related Derivatives         (0.2)      (0.5)   (0.2)     (0.3)
-----------------------------------------------------------------

(1) The carrying value of loans is net of the allowance for credit losses and also excludes $4.7 billion and $5.1 billion of lease finance receivables in 1997 and 1996, respectively.
(2) Includes cash and due from banks, deposits at interest with banks, federal funds sold and securities purchased under resale agreements, and customers' acceptance liability, for which the carrying value is a reasonable estimate of fair value, and the carrying value and estimated fair value of financial instruments included in loans held for sale, interest and fees receivable and other assets on the balance sheet.
(3) Includes federal funds purchased and securities sold under repurchase agreements and acceptances outstanding, for which the carrying value is a reasonable estimate of fair value, and the carrying value and estimated fair value of commercial paper, other funds borrowed, and financial instruments included in accrued taxes and other expense and other liabilities on the balance sheet.

         The estimated fair values of loans reflect changes in credit status since the loans were made, changes in interest rates in the case of fixed-rate loans, and premium values at origination of certain loans. The estimated fair values of Citicorp's loans, in the aggregate, exceeded carrying values (reduced by the allowance for credit losses) by $6.1 billion at year-end 1997 compared with $5.9 billion at year-end 1996, an improvement of $0.2 billion. Within these totals, estimated fair values exceeded carrying values for consumer loans net of the allowance by $3.1 billion, an improvement of $0.2 billion from year-end 1996, and for commercial loans net of the allowance by $3.0 billion, which was unchanged from year-end 1996. The improvement in estimated fair values in excess of carrying values of consumer loans primarily reflects the effects of restoring to the allowance a $0.4 billion reserve that had previously been attributed to securitized credit card receivables (as described on page 69) partially offset by a decline in the credit quality of loans in Asia. The estimated fair values in excess of carrying values of commercial loans were unchanged from year-end 1996 because the increases that were experienced in secondary market prices on certain loans and improved credit conditions on commercial real estate loans in North America were somewhat offset by a decline in the credit quality of commercial loans in Asia.

         The estimated fair value of credit card securitizations was $0.3 billion less than their carrying value at December 31, 1997, which is $0.7 billion lower than December 31, 1996, when the estimated fair value exceeded the carrying value by $0.4 billion. This decrease is due to restoring to the allowance a $0.4 billion reserve that had previously been attributed to securitized credit card receivables as well as the effects of a lower interest rate environment on the fixed-rate investor certificates.

         The estimated fair value of interest-bearing deposits and long-term debt reflects changes in market rates since the deposits were taken or the debt was issued.

         For all derivative and foreign exchange contracts in the tables on page 70, the gross difference between the fair value and carrying amount as of December 31, 1997 and 1996 was $1.3 billion and $1.0 billion, respectively, for contracts whose fair value exceeds carrying value, and $0.6 billion and $0.7 billion for contracts whose carrying value exceeds fair value.

2. PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost less accumulated depreciation and amortization. Generally, depreciation and amortization are computed on the straight-line basis over the estimated useful life of the asset or the lease term. Depreciation and amortization expense was $758 million in 1997, $706 million in 1996, and $636 million in 1995.

3. GOODWILL

         Goodwill, which is included in other assets, represents the excess of purchase price over the estimated fair value of net assets acquired, accounted for under the purchase method of accounting. At December 31, 1997 and 1996, goodwill amounted to $251 million and $278 million, respectively. Goodwill is being amortized, primarily using the straight-line method, over the periods estimated to be benefited. The remaining period of amortization, on a weighted-average basis, approximated 11 years as of December 31, 1997.

4. PREFERRED STOCK

In Millions of Dollars at Year-End          Rate         1997      1996
-------------------------------------------------------------------------
Perpetual Preferred Stock
Second Series, 2,195,636 Shares         Adjustable      $ 220     $ 220
Third Series, 834,867 Shares            Adjustable         83        83
Series 8A and 8B, 1,250,000 Shares      Graduated         125       125
Series 14, 700,000 Shares                  9.08%           --       175
Series 16, 1,300,000 Shares                8.00%          325       325
Series 17, 1,400,000 Shares                7.50%          350       350
Series 18, 700,000 Shares               Adjustable        175       175
Series 19, 400,000 Shares               Adjustable        100       100
Series 20, 500,000 Shares                  8.30%          125       125
Series 21, 600,000 Shares                  8.50%          150       150
Series 22, 500,000 Shares                  7.75%          125       125
Series 23, 250,000 Shares          Fixed/Adjustable       125       125
                                                       ------    ------
                                                       $1,903    $2,078
-------------------------------------------------------------------------

         In the first quarter of 1997, Citicorp redeemed the Series 14 Preferred Stock. In the first quarter of 1996, Citicorp converted $590 million of its Convertible Preferred Stock, Series 12 into 36,875,000 shares of common stock, and converted $403 million of its Convertible Preferred Stock, Series 13 into 22,077,369 shares of common stock. In January 1998, Citicorp announced that it will call the Second and Third Series Preferred Stock for redemption in February 1998.

         Total dividends declared on non-redeemable preferred stock were $141 million in 1997, $162 million in 1996, and $342 million in 1995.

         Dividends are payable quarterly and, except for Series 16, 17, 20, and 21, are cumulative.

         Dividends on the Second and Third Series, as well as on Series 18 and 19, are payable at rates determined quarterly by formulas based on interest rates of certain U.S. Treasury obligations, subject to certain minimum and maximum rates as specified in the certificates of designation. The weighted-average dividend rates on the Second and Third Series, as well as Series 18 and 19 were 6.0%, 7.0%, 5.6%, and 5.6%, respectively, for 1997.

         Dividends on Series 8A are payable at 7.55% through August 15, 1998 and thereafter at the three-year treasury rate plus an amount initially equal to 2.25% and increasing to 2.75% for dividend periods ending from August 15, 2001 through August 15, 2004 and 3% thereafter. Series 8B dividends are payable at 8.25% through August 15, 1999 and thereafter at a rate equal to the five-year treasury rate plus an amount initially equal to 2.25% and increasing to 3% for all dividend periods ending after August 15, 2004. For both Series 8A and 8B, dividend rates through August 15, 2004 cannot be less than 7% or greater than 14%, and thereafter cannot be less than 8% or greater than 16%.

         Dividends on Series 23 are payable at 5.86% through February 15, 2006 and thereafter at rates determined quarterly by a formula based on certain interest rate indices, subject to a minimum rate of 6% and a maximum rate of 12%. The rate of dividends on Series 23 is subject to adjustment based upon the applicable percentage of the dividends received deduction.

         Citicorp may, at its option, redeem the perpetual preferred stock at stated values plus accrued dividends, as follows: Second and Third Series, at any time; Series 8A and 8B, on any of the dividend repricing dates through August 15, 2004, and from time to time after August 15, 2004; Series 16, on or after June 1, 1998; Series 17, on or after September 1, 1998; Series 18, on or after May 31, 1999; Series 19, on or after August 31, 1999; Series 20, on or after November 15, 1999; Series 21, on or after February 15, 2000; Series 22, on or after May 15, 2000; and Series 23, on or after February 15, 2006. Under various circumstances, Citicorp may redeem certain series of preferred stock at times other than as described above.

         Authorized preferred stock (issuable as either nonredeemable or redeemable) was 50 million shares at December 31, 1997 and 1996. Total shares of nonredeemable preferred stock issued and outstanding were 9,930,503 and 10,630,503 at December 31, 1997 and 1996, respectively.

5. COMMON STOCK

         At December 31, 1997 and 1996, authorized common stock was 800 million shares. Additionally, Citicorp has authorized, but not issued, 20 million shares of Class B common stock with a par value of $1.00 and one vote per share.

         Citicorp's Dividend Reinvestment and Common Stock Purchase Plan allows stockholders of record, without payment of brokerage fees, commissions, or service charges, to reinvest all or part of any common stock dividends in additional shares of common stock and make optional cash purchases of such shares.

      At December 31, 1997, shares were reserved for issuance as follows:

In Millions of Shares at Year-End                             1997
------------------------------------------------------------------
Savings Incentive Plan (1) (2)                                 2.7
Stock Purchase Plan (1) (2)                                   15.5
Stock Incentive Plan (1)                                      52.8
Dividend Reinvestment and Common Stock Purchase Plan (1)(2)   10.1
Directors' Deferred Compensation Plan                          0.1
Executive Incentive Compensation Plan (1)                      0.6
------------------------------------------------------------------

(1)   Shares delivered may also be sourced from treasury shares.
(2)   Shares delivered may also be purchased in the open market.

         During 1997 and 1996, Citicorp entered into a series of forward purchase agreements on its common stock. These agreements are settled on a net basis in shares of Citicorp common stock, or in cash at Citicorp's election. To the extent that the market price of Citicorp common stock on a settlement date is higher (lower) than the forward purchase price, the net differential is received (paid) by Citicorp. As of December 31, 1997, agreements were in place covering approximately $1.2 billion of Citicorp common stock (10 million shares) which had forward prices averaging $121.22 per share. If these agreements were settled based on the December 31, 1997 market price of Citicorp's common stock ($126.44 per share), Citicorp would be entitled to receive approximately 410,000 shares. During 1997, settlements resulted in Citicorp receiving 2.1 million shares and paying
1.3 million shares which were recorded as treasury share transactions.

6.  REGULATORY CAPITAL

                                     Citicorp    Citibank, N.A.
                              -----------------------------------
In Millions of      Minimum
Dollars             Required    1997     1996     1997     1996
  at Year-End       (1)
-----------------------------------------------------------------
Tier 1 Capital                $21,096 $19,796  $16,611  $15,511
Total Capital (2)              31,156  28,870   24,694   22,566
Tier 1 Capital Ratio   4.00%     8.34%   8.39%    8.18%    8.32%
Total Capital          8.00     12.31   12.23    12.16    12.11
Ratio (2)
Leverage Ratio (3)     3.00+     7.01    7.42     6.39     6.63
-----------------------------------------------------------------

(1)   As set forth in guidelines issued by the U.S. federal bank regulators.
(2)   Total capital includes Tier 1 and Tier 2.
(3)   Tier 1 capital divided by adjusted average assets.

         Citicorp is subject to risk-based capital and leverage guidelines issued by the Board of Governors of the Federal Reserve System ("FRB"), and its U.S. insured depository institution subsidiaries, including Citibank, N.A., are subject to similar guidelines issued by their respective primary regulators. These guidelines are used to evaluate capital adequacy and include the required minimums shown above.

         To be "well capitalized" under federal bank regulatory agency definitions, a depository institution must have a Tier 1 ratio of at least 6%, a combined Tier 1 and Tier 2 ratio of at least 10%, and a leverage ratio of at least 5% and not be subject to a directive, order, or written agreement to meet and maintain specific capital levels. The regulatory agencies are required by law to take specific prompt actions with respect to institutions that do not meet minimum capital standards. As of December 31, 1997 and 1996, all of Citicorp's U.S. insured subsidiary depository institutions were "well capitalized."

 7.  FEES AND COMMISSIONS

         Trust, agency, and custodial fees included in fees and commissions were $1.3 billion in 1997, $1.1 billion in 1996, and $983 million in 1995.

8. EMPLOYEE BENEFITS

Pension and Postretirement Benefit Plans

         Citicorp has several non-contributory defined benefit pension plans covering substantially all U.S. employees. Retirement benefits for the U.S. plans are based on years of credited service, the highest average compensation (as defined), and the primary social security benefit. While the qualified U.S. plans are adequately funded, it is Citicorp's policy to fund these plans to the extent contributions are tax deductible. Non-qualified U.S. plans are not funded because contributions to these plans are not tax deductible.

         Citicorp has various defined benefit pension and termination indemnity plans covering employees outside the United States. The benefit formulas and funding strategies vary reflecting local practices and legal requirements.

         Citicorp offers postretirement health care and life insurance benefits to all eligible U.S. retired employees. U.S. retirees share in the cost of their health care benefits through copayments, service-related contributions and salary-related deductibles. Retiree life insurance benefits are non-contributory. It is Citicorp's policy to fund retiree health care and life insurance benefits to the extent such contributions are tax deductible. Retiree health care and life insurance benefits are also provided to certain employees outside the United States.

         The following tables summarize the components of net benefit expense recognized in the consolidated statement of income and the funded status and amounts recognized in the consolidated balance sheet for U.S. plans and significant plans outside the U.S.


Net Benefit Expense

                                                                                    Pension Plans     Postretirement Benefit
                                                                                                                       Plans(1)
                                         --------------------------------------------------------    --------------------------
                                                          U.S. Plans           Plans Outside U.S.                    U.S. Plans
                                         ---------------------------   --------------------------    --------------------------
In Millions of Dollars                       1997     1996     1995        1997     1996     1995        1997     1996     1995
-------------------------------------------------------------------------------------------------------------------------------

Benefits Earned During the Year             $ 118    $ 123     $ 98        $ 56     $ 60     $ 56        $ 10     $ 11      $ 8
Interest Cost on Benefit Obligation           204      192      165          75       76       68          30       32       32
Actual Return on Plan Assets                 (619)    (395)    (498)        (97)     (65)     (66)        (24)     (13)     (13)
Net Deferral and Amortization                 375      196      301          35       10       19          14        7        8
Amortization of Transition Obligation
(Asset)(2)(3)                                 (20)     (20)     (20)          6        7        7          19       20       20
                                           ------   ------   ------      ------   ------   ------       -----    -----    -----
Net Benefit Expense                          $ 58     $ 96     $ 46        $ 75     $ 88     $ 84        $ 49     $ 57     $ 55
-------------------------------------------------------------------------------------------------------------------------------



(1) For plans outside the U.S., net postretirement benefit expense totaled $9 million in 1997, $8 million in 1996, and $6 million in 1995.
(2) U.S. pension transition asset is being amortized over 14 years, with 2 years remaining at December 31, 1997.
(3) U.S. postretirement transition obligation is being amortized over 20 years, with 15 years remaining at December 31, 1997.


Prepaid Benefit Cost (Benefit Liability)

                                                                                                    Pension Plans   Postretirement
                                             ---------------------------------------------------------------------- Benefit Plans(1)
                                                   Qualified     Non-Qualified     Funded Plans       Other Plans  -----------------
                                                  U.S. Plans        U.S. Plans     Outside U.S.      Outside U.S.       U.S. Plans
                                             ---------------------------------------------------------------------------------------
In Millions of Dollars                          1997    1996     1997     1996     1997    1996     1997     1996     1997     1996
------------------------------------------------------------------------------------------------------------------------------------

Plan Assets at Fair Value(2)                  $3,709  $3,118     $ --     $$ --    $798    $763     $ --     $ --     $159     $119
Benefit Obligation                             2,850   2,567      278      248      851     814      288      311      440      459
                                               -----  ------    -----    -----      ---   -----   ------   ------    -----    -----
Plan Assets in Excess of (Less Than)             859     551     (278)    (248)     (53)    (51)    (288)    (311)    (281)    (340)
  Benefit Obligation
Unrecognized Prior Service Cost                   70      73       33       41       (2)     13        1       --       (2)      (7)
Unrecognized Net Actuarial (Gain) Loss          (275)     27       50       42       72      39       (3)      (8)       1       41
Unamortized Transition (Asset) Obligation        (37)    (58)       5        6       33      46       25       31      247      277
Adjustment to Recognize Minimum Liability         --      --      (21)     (33)      (1)     (1)     (14)      (7)      --       --
                                               -----  ------    -----    -----      ---   -----   ------   ------    -----    -----
Prepaid Benefit Cost (Benefit Liability)        $617   $ 593    $(211)   $(192)     $49    $ 46    $(279)   $(295)    $(35)   $ (29)
------------------------------------------------------------------------------------------------------------------------------------
Projected Pension Benefit Obligation
Includes:
   Accumulated Benefit Obligation             $2,361  $2,086     $191     $192     $625    $613     $237     $249
   Vested Benefit Obligation                   2,046   1,830      173      153      580     550      209      224
------------------------------------------------------------------------------------------------------------------------------------
Accumulated Postretirement Benefit
Obligation to:
   Retirees                                                                                                           $282    $ 309
   Employees Eligible for Full Benefits                                                                                 37       23
   Other Employees                                                                                                     121      127
------------------------------------------------------------------------------------------------------------------------------------

(1) For plans outside the U.S., the accumulated postretirement benefit obligation was $62 million and $54 million and the postretirement benefit liability was $8 million and $4 million at December 31, 1997 and 1996, respectively.
(2) For U.S. plans, plan assets are primarily listed stocks, commingled funds, and fixed-income securities.

         Included in the 1997 restructuring charge (Note 9) was a $9 million curtailment loss in the U.S. postretirement benefit plans, which represented the accelerated amortization of a portion of the transition obligation. Also, in connection with the restructuring, there was a $76 million curtailment gain in the U.S. pension plans, which will be recognized in future periods as employee terminations occur.

         The expected long-term rates of return on assets used in determining pension and postretirement expense are shown below.

                                      1997            1996             1995
-----------------------------------------------------------------------------
Rate of Return on Assets
   U.S. Plans                          9.0%            9.0%             8.75%
   Plans Outside the U.S.(1)  4.5% to 13.0%   6.0% to 13.0%    6.0% to 13.0%
-----------------------------------------------------------------------------

(1)   Excluding highly inflationary countries.

         The principal assumptions used in determining pension and postretirement benefit obligations are shown below.

At Year-End                                  1997           1996
-----------------------------------------------------------------
Discount Rate
   U.S. Plans                               7.25%           7.5%
   Plans Outside the U.S.(1)        3.5% to 12.0%  4.0% to 12.0%
Future Compensation Increase Rate
   U.S. Plans                                5.0%           5.0%
   Plans Outside the U.S.(1)        1.0% to 10.0%  1.5% to 10.0%
Health Care Cost Increase Rate--U.S. Plans
   Following Year                            8.0%           9.0%
   Decreasing to the Year 2001 to            5.0%           5.0%
-----------------------------------------------------------------

(1)   Excluding highly inflationary countries.

         As an indicator of sensitivity, increasing the assumed health care cost trend rate by 1% in each year would have increased the accumulated postretirement benefit obligation as of December 31, 1997 by $16 million and the aggregate of the benefits earned and interest components of 1997 net postretirement benefit expense by $1 million.

Savings Incentive Plan

         Under the Savings Incentive Plan, eligible employees receive awards equal to 3% of their covered salary. Employees have the option of receiving their award in cash or deferring some or all of it in various investment funds. Citicorp grants an additional award equal to the amount elected to be deferred by the employee. Several investment options are available, including Citicorp common stock. Shares of Citicorp common stock delivered under the Savings Incentive Plan may be sourced from authorized but unissued shares, treasury shares, or purchased in the open market. The expense associated with the plan amounted to $101 million in 1997, $95 million in 1996, and $92 million in 1995.

Stock Incentive Plan

         The 1997 Stock Incentive Plan provides for the issuance of options to purchase shares of Citicorp common stock at prices not less than 100% of the market value at the date of grant, incentive stock options, stock appreciation rights, or any other award based on or related to Citicorp common stock, any of which may be granted singly, in combination, or in tandem. Shares of Citicorp common stock may be sourced from authorized but unissued common stock or treasury shares.

         The 1988 Stock Incentive Plan provided for the issuance of options to purchase shares of Citicorp common stock or shares of Class B common stock at prices not less than 50% of the market value at the date of grant, incentive stock options, stock appreciation rights, restricted stock, or performance unit awards, any of which may be granted singly, in combination, or in tandem. Shares of Citicorp common stock delivered under the 1988 Plan may be sourced from authorized but unissued shares or treasury shares.

         Since April 9, 1997, new stock incentive awards are granted out of the 1997 plan. Prior to that date, stock incentive awards were made from predecessor plans.

         Shares of restricted stock have been awarded to key executives contingent upon their continued employment over periods of up to 11 years as summarized in the following table:

Dollars in Millions                     1997     1996      1995
-----------------------------------------------------------------
Shares Granted                       832,976  137,000   125,000
Aggregate Market Value
 at Award Date                          $106      $10        $6
Expense Recognized for All Awards         13        4         4
-----------------------------------------------------------------

         The value of the restricted shares at the date of grant is recorded as a reduction of surplus and amortized to expense over the restriction period.

         Under the 1997 Stock Incentive Plan and two predecessor plans, options have been granted to key employees for terms of up to 10 years to purchase common stock at not less than the market value of the shares at the date of grant. Generally, 50% of the options granted prior to 1995 are exercisable beginning on the first anniversary and 50% beginning on the second anniversary of the date of grant, and, generally, 50% of the options granted in 1995 and thereafter are exercisable beginning on the third anniversary and 50% beginning on the fourth anniversary of the date of grant.

         Options granted in 1995 and 1996 to a group of key employees have included five-year performance-based stock options that only vest as Citicorp's common stock price achieves specified target levels and remains above the target levels for twenty of thirty consecutive trading days. Performance-based options granted in 1995 and 1996 were at prices ranging from $64.875 to $70.125, equal to market prices on the respective dates of grant, and expire in 2000 and 2001. One-half vested in 1996 when Citicorp's stock price reached $100 per share, and the balance vested in 1997 when such price reached $115 per share. Vesting and expense related to performance-based options are summarized in the following table.

Dollars in Millions                     1997          1996         1995
--------------------------------------------------------------------------
Options Vested During the Year     2,393,750(1)  2,427,500(1) 6,597,500(2)
Expense Recognized for All
  Grants                                 $72          $113          $89
Options Unvested at Year-End              --     2,423,750(1) 4,902,500(3)
--------------------------------------------------------------------------
(1)   Relates to 1995 and 1996 grants.
(2) Relates to 1993 and 1994 grants with vesting targets of $50, $55, and $60, expiring in 1998.
(3)   Relates to 1995 grants.

         Citicorp measures the cost of performance-based options as the difference between the exercise price and market price required for vesting and recognizes this expense over the period to the estimated vesting dates and in full for options that have vested, by a charge to expense with an offsetting increase in common stockholders' equity. All of the expense related to vested grants has been recognized.

         Changes in options and shares under option are summarized in the following table.

                                         1997          1996          1995
-------------------------------------------------------------------------
 Granted                            8,209,290     5,801,955     7,409,750
     Average Option Price             $112.20        $70.10        $58.14
 Exercised                          9,673,081    12,090,773     9,930,333
     Average Option Price              $36.92        $29.06        $26.68
 Expired                                5,270        16,200        25,950
     Average Option Price              $29.81        $29.63        $24.15
 Terminated                           798,500       868,630       964,867
     Average Option Price              $80.58        $50.89        $32.53
-------------------------------------------------------------------------
 At Year-End:
 Shares Under Option               28,449,057    30,716,618    37,890,266
     Average Option Price              $64.52        $43.50        $34.98
 Exercisable                       13,861,342    20,717,293    28,677,293
 Granted, Not Yet Exercisable      14,587,715     9,999,325     9,212,973
 Available for Grant (1)           29,785,196    13,027,562    18,124,387
-------------------------------------------------------------------------

         (1) Shares authorized but not issued that are available for the granting of stock options or other forms of stock-related awards.
Additional shares may become available for grant to the extent that presently outstanding options under a predecessor plan terminate or expire unexercised.

         The following table summarizes information about stock options outstanding and exercisable at December 31, 1997.

                             Outstanding                   Exercisable
                   -------------------------------    ---------------------
                                          Average                  Average
Option                          Average   Option                   Option
Price Range          Shares     Life(1)   Price        Shares      Price
---------------------------------------------------------------------------
$13 5/8-$46 1/8    12,369,258     4.9     $ 31.57     10,849,258    $ 30.21
$47 1/8-$72 3/4     6,747,746     5.8       65.52      2,873,046      65.35
$79 1/8-$110 1/2    8,622,603     8.9      105.61        139,038     108.25
$116 1/2-$143         709,450     9.6      130.20             --        --
                   ----------                          ----------
Total              28,449,057     6.4       64.52      13,861,342      38.28
----------------------------------------------------------------------------
(1)   Weighted-average contractual life remaining in years.

         In January 1998, Citicorp granted 7,796,050 options at a strike price of $120.625 per share. A group of key employees was granted 2,536,000 of these options in the form of five-year performance-based stock options. The performance-based options will vest when Citicorp's common stock price reaches $200 per share, provided that the price remains at or above $200 for ten of thirty consecutive trading days. The performance-based options expire in January 2003. The remaining 5,260,050 options to purchase Citicorp common stock have terms of up to ten years.

Stock Purchase Plan

         The 1997 and 1994 offerings under the Stock Purchase Plan allow all eligible employees to enter into fixed subscription agreements to purchase shares at the market value on the date of the agreements. Such shares can be purchased from time to time through the expiration date. Shares of Citicorp common stock delivered under the Stock Purchase Plan may be sourced from authorized but unissued shares, treasury shares or purchased in the open market.

         Following is the share activity under the 1997 and 1994 fixed-price offerings for the purchase of shares at $113.25 per share and $39.8125 per share, respectively. The 1997 offering will expire on June 30, 1999, and the 1994 offering expired on September 27, 1996.

                                             1997           1996
-----------------------------------------------------------------
Outstanding Agreements at
  Beginning of Year                            --      5,575,006
Agreements Entered Into                 4,468,983             --
Shares Purchased                          254,016      5,477,290
Cancelled or Terminated                   139,215         97,716
Outstanding Agreements at Year-End      4,075,752             --
-----------------------------------------------------------------
Annual Incentive and Performance Plans

         The purpose of the 1994 Citicorp Annual Incentive Plan is to attract, retain, and motivate executives to promote the profitability and growth of Citicorp and to permit a federal income tax deduction for annual awards granted to covered employees. Currently covered employees include the Chairman and next four most highly paid executives. Under the Plan, awards can be granted to covered employees in cash, stock or any other form of consideration in either one installment or on a deferred basis. Shares of Citicorp common stock delivered under the Plan may be sourced from authorized but unissued shares or treasury shares. The aggregate awards were approximately $5 million in 1997, $4 million in 1996, and $6 million in 1995.

         Under the Citicorp Annual Performance Plan, cash awards may be granted to key employees who have a significant impact on the success of Citicorp. Awards may be paid either in one installment or on a deferred basis. The aggregate awards were approximately $20 million in 1997, $7 million in 1996, and $9 million in 1995.

         Under the Executive Incentive Compensation Plan, awards in cash or stock may be made to key employees, payable at the election of the participants, in one installment or on a deferred basis. Shares of Citicorp common stock delivered under the Plan may be sourced from authorized but unissued shares or treasury shares. No awards have been made since 1989.

Deferred Compensation Plan

         Under the Deferred Compensation Plan, adopted in 1995, participants must defer 25% of their variable compensation awards into mandatory deferral accounts whose return equals the return on Citicorp common stock. Beginning with the 1996 awards, select participants are allowed to defer from 10% to 85% of the remainder of their variable compensation awards into voluntary deferral accounts, which may be allocated among a variety of investments, including an account whose return equals the return on Citicorp common stock. The amounts credited to the mandatory deferral accounts generally are payable to the participant in cash five years after they are credited. However, participants may elect to postpone cash distribution of the amounts in the mandatory deferral account by having such amounts credited to a voluntary deferral account.

Accounting for Stock Awards

         Citicorp uses the intrinsic value accounting method for stock awards under which there is generally no charge to earnings for employee stock option awards other than performance-based options as described above, and the dilutive effect of outstanding options is reflected as additional share dilution in the computation of earnings per share.

         Alternatively, FASB rules would permit a method under which a compensation cost for all stock awards would be calculated and recognized over the service period (generally equal to the vesting period). This compensation cost would be determined in a manner prescribed by the FASB using option pricing models, intended to estimate the fair value of the awards at the grant date. Earnings per share dilution would be recognized as well.

         Under both methods, an offsetting increase to stockholders' equity is recorded equal to the amount of compensation expense charged.

         The following table compares compensation expense recorded for stock awards, net income, earnings per share data, and the related increment to stockholders' equity as reported by Citicorp with corresponding pro forma amounts as if the alternative accounting permitted by the FASB had been used.

                                          1997                 1996                 1995
                             -----------------    -----------------    -----------------
In millions of dollars             As      Pro         As       Pro          As      Pro
except per share amounts     Reported    Forma    Reported    Forma    Reported    Forma
----------------------------------------------------------------------------------------
Compensation expense
  related to stock plans       $   87   $  162      $  119   $   72      $   96   $   89
Net income                      3,591    3,521       3,788    3,813       3,464    3,468
Earnings per share:
Basic                            7.53     7.38        7.73     7.79        7.60     7.61
Diluted                          7.33     7.19        7.43     7.47        6.50     6.50
Related increase to
  stockholders' equity             87      162         119       72          96       89
----------------------------------------------------------------------------------------

      Compensation expense amounts shown as reported primarily represent expense related to performance-based options. Pro forma amounts reflect the lesser amounts of expense related to performance-based options that would be calculated under FASB guidelines and also include amortization of compensation costs for regular awards. Increases in compensation expense for regular awards reflect increases in the number of shares granted (including the 1997 stock purchase plan offering), amortization effects of 1996 and 1995 grants (because FASB guidelines do not permit application of the alternative accounting to grants before 1995), and increases in the estimated fair value per option shown in the following table of data used in computing the pro forma amounts.

                                       Weighted Average per Option
------------------------------------------------------------------
                                                     Estimated
                                       Exercise           Fair
                                          Price           Value(1)
---------------------------------------------------------------------
Regular Options:
   1995                                  $ 43.67        $ 11.11
   1996                                    70.10          16.48
   1997                                   112.20          31.49
1995 Performance Options                   65.21          10.00
1997 Stock Purchase Offering              113.25          16.78
----------------------------------------------------------------------
(1) Estimated using option pricing models that take into account the grant date stock price, the exercise price, assumptions about the expected life of the options (six years for regular options, four years for 1995 performance options, and two years for 1997 stock purchase offering), the expected volatility of the stock price (25% per annum), the expected dividend yield for the expected life of the option (weighted average 2.39%, 3.27%, and 3.50% in 1997, 1996, and 1995, respectively), and the risk-free interest rate for the expected life of the option (weighted average 6.30%, 5.58%, and 7.69% in 1997, 1996, and 1995, respectively).

9. RESTRUCTURING CHARGE

      During 1997, Citicorp recorded an $889 million charge related to cost-management programs and customer service initiatives to improve operational efficiency and productivity. These programs, which will be implemented over the next 12 to 15 months, include global operations and technology consolidation and standardization, the reconfiguration of front-end distribution processes, and the outsourcing of various technological functions.

      The charge included $496 million for severance benefits and $393 million related to writedowns of equipment and premises which management has committed to dispose of, lease terminations, and other exit costs. These programs are expected to be substantially completed by the end of 1998. Additional program costs that do not qualify for recognition in the charge will be expensed as incurred in the implementation of these programs over the next 12 to 15 months, but are not expected to be material.

     The $889 million charge related to the following businesses and regions:

In Millions of Dollars                                   1997
-----------------------------------------------------------------
Global Consumer
Citibanking                                              $457
Cards                                                      95
Private Bank                                               28
                                                       ------
                                                          580
Global Corporate Banking
Emerging Markets                                           54
Global Relationship Banking                               227
                                                       ------
                                                          281
Corporate Items                                            28
                                                       ------
Total Citicorp                                           $889
-----------------------------------------------------------------
Developed Markets (1)                                    $704
Emerging Markets                                          185
                                                       ------
Total Citicorp                                           $889
-----------------------------------------------------------------
(1)   Includes $474 million related to the United States.

      The $496 million for severance benefits is related to approximately 9,000 positions that will be reduced. It is estimated that about 1,500 new positions will be added as part of this program, resulting in a net program reduction of about 7,500 jobs. The gross direct staff reductions are attributed as follows:

Gross Direct Staff Reduction
------------------------------------------------------------------------
Global Consumer                                         6,700
Global Corporate Banking                                1,500
Business Support(1)                                       800
                                                       ------
Total Citicorp(2)                                       9,000
------------------------------------------------------------------------
(1)  Associated costs have been allocated to businesses as appropriate.
(2)  Includes approximately 6,300 employees related to the United States.

      Of the total $889 million restructuring charge, approximately $245 million of premises and equipment writedowns were recognized during the 1997 third quarter, based on estimated fair values, and $39 million of reserves were utilized during the 1997 fourth quarter, primarily for severance and related costs. Approximately 650 gross direct staff reductions occurred during the 1997 fourth quarter. The remaining reserve represents a liability for future cash outflows associated with employee severance benefits, lease termination costs, and other exit costs. The remaining carrying amount of the written down assets is not material.

10. INCOME TAXES

In Millions of Dollars                  1997     1996      1995
-----------------------------------------------------------------
Provision for Income Taxes(1)         $2,131   $2,285    $2,121
Income Tax Expense (Benefit) Reported
  in Stockholders' Equity related to:
   Foreign Currency Translation           14        8       (24)
   Securities Available for Sale         (45)     307       (76)
   Employee Stock Plans                 (222)    (244)      (51)
                                      ------   ------    ------
Total Income Taxes                    $1,878   $2,356    $1,970
-----------------------------------------------------------------
Current U.S.
   Federal                            $1,291    $ 642     $ 819
   State and Local                       232      176       185
                                      ------   ------    ------
                                       1,523      818     1,004
                                      ------   ------    ------
Deferred U.S.
   Federal                              (804)     396       (45)
   State and Local                       (80)      29       (25)
                                      ------   ------    ------
                                        (884)     425       (70)
                                      ------   ------    ------
Total U.S.                               639    1,243       934
Foreign (substantially current)        1,239    1,113     1,036
                                      ------   ------    ------
Total Income Taxes                    $1,878   $2,356    $1,970
                                      ------   ------    ------
-----------------------------------------------------------------
(1) Includes tax effect of securities transactions amounting to a provision of $234 million in 1997, $74 million in 1996, and $46 million in 1995.

         As a U.S. corporation, Citicorp is subject to U.S. taxation currently on all of its foreign pretax earnings if earned by a foreign branch or when earnings are effectively repatriated if earned by a foreign subsidiary or affiliate. In addition, certain of Citicorp's U.S. income is subject to foreign income tax where the payor of such income is domiciled outside the United States. Foreign pretax earnings approximated $4.3 billion in 1997, $4.0 billion in 1996, and $3.6 billion in 1995.

         The tax effects of significant temporary differences are presented in the accompanying table. The net deferred tax asset is included in Citicorp's consolidated balance sheet in Other Assets and represents the sum of the temporary difference components of those tax jurisdictions with net deductible amounts or tax carryforwards in future years. The net deferred tax liability is included in Accrued Taxes and Other Expenses and represents the sum of the temporary difference components of those tax jurisdictions with net taxable amounts in future years.

In Millions of Dollars at Year-End           1997           1996
-----------------------------------------------------------------
Net Deferred Tax Asset
Tax Effects of Deductible
  Temporary Differences and
  Carryforwards:
     Credit Loss Deduction                 $2,041         $2,127
     Interest Related Items                   508            470
     Unremitted Foreign Income              1,229            700
     Restructuring Charge                     225             --
     Foreign and State Loss
     Carryforwards                            316            280
                                           ------         ------
                                            4,319          3,577
                                           ------         ------
Tax Effects of Taxable Temporary
  Differences:
     Lease Financing                          726            709
     Securities and Derivatives
     Transactions                             648            642
     Venture Capital                          385            232
     Other(1)                                  17            304
                                           ------         ------
                                            1,776          1,887
                                           ------         ------
Net Potential Deferred Tax Asset            2,543          1,690
Valuation Allowance                          (324)          (402)
                                           ------         ------
Net Deferred Tax Asset                     $2,219         $1,288
                                           ------         ------
-----------------------------------------------------------------
Net Deferred Tax Liability(2)               $ 419          $ 501
-----------------------------------------------------------------
(1) Includes deductible temporary differences related to depreciation, prepaid items, and other less significant items.
(2) Includes credit losses ($136 million in 1997 and $153 million in 1996), leasing ($162 million in 1997 and $111 million in 1996) and other less significant items.

         The 1997 net change in the valuation allowance related to deferred tax assets was a decrease of $78 million primarily relating to an improvement in current earnings in certain state and local jurisdictions. These amounts are included in the $884 million U.S. deferred benefit component of total income taxes. The remaining valuation allowance of $324 million at December 31, 1997 is primarily reserved for specific U.S. federal, state and local, and foreign tax carryforwards or tax law restrictions on benefit recognition in these jurisdictions. Management believes that the realization of the recognized net deferred tax asset of $2,219 million is more likely than not, based on existing carryback ability, available tax planning strategies, and expectations as to future taxable income.

     The following table reconciles the statutory U.S. federal tax rate to the effective tax rate on income before taxes:

                                       1997     1996      1995
-----------------------------------------------------------------
Statutory U.S. Federal Tax Rate         35.0%    35.0%     35.0%
Increase (Reduction) in Taxes from:
   State and Local Income Taxes,
   Net of U.S. Federal Income Tax
     Benefit                             2.2      2.8       2.9
   Valuation Allowance Change
   Related to Current Year              (0.8)    (0.9)      --
     Taxes on Earnings Outside the U.S.  0.9      0.5       1.0
     Other                              (0.1)     0.2      (0.2)
                                        ----     ----      ----
                                        37.2     37.6      38.7
                                        ----     ----      ----
Valuation Allowance Change Related
    to Future Years                       --        --     (0.7)
                                        ----     ----      ----
Effective Tax Rate                      37.2%    37.6%     38.0%
                                        ----     ----      ----
-----------------------------------------------------------------

11. EARNINGS PER SHARE

In Millions Except Per Share
Amounts                                1997     1996      1995
-----------------------------------------------------------------
Net Income                            $3,591   $3,788    $3,464
Dividends on Preferred Stock            (140)    (157)     (338)
                                      ------   ------    ------
Income Applicable to Common Stock      3,451    3,631     3,126
Dividends on Convertible Preferred
  Stock                                   --        5       127
Dividends on Conversion Preferred
  Stock, Series 15                        --       --        62
                                      ------   ------    ------
Adjusted for Diluted Computation      $3,451   $3,636    $3,315
-----------------------------------------------------------------
Weighted-Average Common Shares
  Outstanding (1)                      458.1    469.6     411.5
Dilutive Effect of Employee Stock
  Plans (2)                             13.0     14.5      13.8
Convertible Preferred Stock               --      5.2      68.1
Conversion Preferred Stock, Series 15     --       --      16.8
                                      ------   ------    ------
Adjusted for Diluted Computation       471.1    489.3     510.2
-----------------------------------------------------------------
Basic Earnings Per Share (3)          $ 7.53   $ 7.73    $ 7.60
Diluted Earnings Per Share              7.33     7.43      6.50
-----------------------------------------------------------------

(1) Average shares reflects shares repurchased under the stock repurchase program of 9.9 million in 1997, 18.3 million in 1996, and 5.8 million in 1995.
(2) Includes the dilutive effect of stock options and stock purchase agreements computed using the treasury stock method and shares issuable under deferred stock awards. Refer to Note 8 for information regarding stock options granted subsequent to December 31, 1997.
(3) Represents Income Applicable to Common Stock divided by Weighted-Average Common Shares Outstanding.

12. BUSINESS AND GEOGRAPHIC DISTRIBUTION OF REVENUE, INCOME (LOSS), AND AVERAGE ASSETS

         Citicorp attributes total revenue, income before taxes, net income
(loss), and average total assets to operations based on the domicile of the customer. U.S. possessions are included in their respective geographic areas.

         Because of the integration of global activities, it is not practicable to make a precise separation, and various assumptions must be made in arriving at allocations and adjustments used in presenting this data.

         The principal allocations and adjustments are: (1) allocation of expenses incurred by one area on behalf of another, including administrative costs, based on methods intended to reflect services provided; (2) allocation of tax expenses and benefits; (3) allocation of the difference between actual net credit losses and the provision for credit losses; and (4) allocation of other corporate items, including corporate staff costs, and long-term debt and other funding costs, based on each area's percentage of total average assets.

         The entire aggregate allowance for credit losses is available to absorb all probable credit losses inherent in the portfolio. For the purpose of calculating the accompanying geographic data, the amounts attributable to operations outside the U.S. are based upon year-end aggregate allowance amounts of $1,827 million for 1997, $1,807 million for 1996, and $1,809 million for 1995, and credit loss provision amounts of $738 million for 1997, $727 million for 1996, and $737 million for 1995.

Business and Geographic Distribution of Revenue, Income (Loss), and Average Assets

                                                          Total Revenue(1)               Income Before Taxes
                                                           $ Millions                          $ Millions
------------------------------------ ----------- ----------- ----------- ----------- ----------- -----------
                                          1997        1996 (2)    1995(2)     1997        1996 (2)    1995(2)
------------------------------------ ----------- ----------- ----------- ----------- ----------- -----------

Business Distribution
Global Consumer
   Citibanking                         $  6,030    $  5,796    $  5,441     $   673      $1,029     $   862
   Cards                                  5,190       5,274       5,066       1,084       1,506       1,742
   Private Bank                           1,130       1,043         929         391         348         272
Global Corporate Banking
   Emerging Markets                       3,888       3,444       2,895       1,814       1,751       1,495
   Global Relationship Banking            4,384       3,744       3,627       1,269       1,021         834
Corporate Items                             994         895         720         491         418         380
                                        -------     -------     -------      ------      ------      ------
Total (3)                               $21,616     $20,196     $18,678      $5,722      $6,073      $5,585
------------------------------------ ----------- ----------- ----------- ----------- ----------- -----------
Geographic Distribution
United States                          $  9,802    $  9,344    $  8,843      $2,042 (4)  $2,726 (4)  $2,500(4)
Western Europe                            3,323       3,365       3,352         521         577         502
Other (5)                                   719         586         564         166          76          27
                                        -------     -------     -------      ------      ------      ------
   Total Developed Markets(6)            13,844      13,295      12,759       2,729       3,379       3,029
                                        -------     -------     -------      ------      ------      ------
Latin America(7)                          3,314       2,743       2,493       1,395         917         937
Asia Pacific                              3,475       3,286       2,738       1,203       1,414       1,266
Other(8)                                    983         872         688         395         363         353
                                        -------     -------     -------      ------      ------      ------
   Total Emerging Markets (9)             7,772       6,901       5,919       2,993       2,694       2,556
                                        -------     -------     -------      ------      ------      ------
Total                                   $21,616     $20,196     $18,678      $5,722      $6,073      $5,585
------------------------------------ ----------- ----------- ----------- ----------- ----------- -----------

                                            Net Income (Loss)                     Average Assets
                                                   $ Millions                         $ Billions
------------------------------------  -----------  ----------- ----------- ----------- ----------- -----------
                                           1997         1996 (2)    1995(2)     1997        1996 (2)    1995(2)
------------------------------------  -----------  ----------- ----------- ----------- ----------- -----------

Business Distribution
Global Consumer
   Citibanking                           $   478      $   723     $   573       $  85       $  83       $  80
   Cards                                     764        1,024       1,164          31          27          25
   Private Bank                              311          281         226          16          16          15
Global Corporate Banking
   Emerging Markets                        1,559        1,436       1,132          72          60          50
   Global Relationship Banking               831          725         628          84          79          94
Corporate Items                             (352)        (401)       (259)          7           5           5
                                          ------       ------      ------        ----        ----        ----
Total (3)                                 $3,591       $3,788      $3,464        $295        $270        $269
------------------------------------  -----------   ----------- ----------- ----------- ----------- -----------
Geographic Distribution
United States                             $1,093       $1,642      $1,477        $110        $109        $114
Western Europe                               240          321         298          57          53          54
Other (5)                                     82           41          22          13          13          15
                                          ------       ------      ------        ----        ----        ----
   Total Developed Markets(6)              1,415        2,004       1,797         180         175         183
                                          ------       ------      ------        ----        ----        ----
Latin America(7)                           1,105          707         653          39          28          30
Asia Pacific                                 791          866         796          60          54          46
Other(8)                                     280          211         218          16          13          10
                                          ------       ------      ------        ----        ----        ----
   Total Emerging Markets (9)              2,176        1,784       1,667         115          95          86
                                          ------       ------      ------        ----        ----        ----
Total                                     $3,591       $3,788      $3,464        $295        $270        $269
------------------------------------   ---------   ----------- ----------- ----------- ----------- -----------


(1)   Includes net interest revenue and fees, commissions and other revenue.
(2)   Reclassified to conform to the 1997 presentation.
(3) Includes restructuring charge in 1997 of $889 million in income before taxes and $556 million in net income. Refer to Note 9 for additional details.
(4) Includes approximately $81 million in 1997, $62 million in 1996, and $58 million in 1995 of tax-exempt income, reducing the federal income tax provision.
(5)   Includes Japan and Canada.
(6) Includes pretax restructuring charges in the United States, Western Europe, and Japan and Canada of $474 million, $209 million, and $21 million, respectively.
(7)   Includes Mexico, the Caribbean, Central and South America.
(8)   Includes Central and Eastern Europe, Middle East, and Africa.
(9) Includes pretax restructuring charges in Asia Pacific, Latin America, and Central and Eastern Europe, Middle East and Africa of $115 million, $59 million, and $11 million, respectively.

13. COMMITMENTS AND CONTINGENT LIABILITIES

         Citicorp and its subsidiaries are obligated under a number of non-cancelable leases for premises and equipment. Minimum rental commitments on non-cancelable leases were in the aggregate $2.1 billion, and for each of the five years subsequent to December 31, 1997, were $369 million (1998), $331 million (1999), $289 million (2000), $235 million
(2001), and $179 million (2002). The minimum rental commitments do not include minimum sublease rentals under non-cancelable subleases of $129 million. Most of the leases have renewal or purchase options and escalation clauses. Rental expense was $605 million in 1997, excluding $68 million of sublease rental income, $585 million in 1996, excluding $79 million of sublease rental income, and $547 million in 1995, excluding $74 million of sublease rental income.

         At December 31, 1997, certain investment securities, trading account assets, and other assets with a carrying value of $13.9 billion were pledged as collateral for borrowings, to secure public and trust deposits, and for other purposes.

         Various legal proceedings are pending against Citicorp and its subsidiaries. Citicorp management considers that the aggregate liability, if any, resulting from these proceedings will not be material to Citicorp's financial position or results of operations.

14. FUTURE IMPACT OF NEW ACCOUNTING STANDARDS

         Effective January 1, 1998 Citicorp will adopt the remaining provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which relate to the accounting for securities lending, repurchase agreements, and other secured financing activities. These provisions, whose effective date was deferred by SFAS No. 127, are not expected to have a material impact on Citicorp. In addition, the FASB is considering certain amendments and interpretations of SFAS No. 125 which, if enacted in the future, could affect the accounting for transactions within their scope.

         During the first quarter 1998 Citicorp will adopt SFAS No. 130, "Reporting Comprehensive Income," which addresses the manner in which certain adjustments to stockholders' equity (principally foreign currency translation and unrealized gains and losses on available for sale securities) are displayed in the financial statements, with no effect on reported earnings, assets or capital.

         Also during 1998 Citicorp will adopt SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which revises the requirements for disclosing segment data. Citicorp does not anticipate a significant change in its segment disclosures as a result of the new standard.

15. STOCKHOLDER'S EQUITY OF CITIBANK, N.A.

Changes in Stockholder's Equity

In Millions of Dollars                  1997     1996      1995
-----------------------------------------------------------------
Balance at Beginning of Year         $16,298  $14,966   $14,140
   Net Income                          2,634    2,743     2,332
   Dividends                          (1,750)  (2,300)   (1,500)
   Contributions from Parent              --       57        --
   Change in Net Unrealized Gains
   on Securities Available
     for Sale                           (243)     533        97
   Effect of Transfer from
   Securities Held to Maturity to
     Securities Available for Sale        --       --      (262)
   Foreign Currency Translation         (112)     (31)       20
   Other                                 341      330       139
                                     -------  -------   -------
Balance at End of Year               $17,168  $16,298   $14,966
                                     -------  -------   -------
-----------------------------------------------------------------

         Citibank's net income for 1997 of $2,634 million includes an after tax restructuring charge of $384 million ($593 million pretax) related to cost management programs and customer service initiatives to improve operational efficiency and productivity. See Note 9 for further discussions.

         Authorized capital stock of Citibank was 40 million shares at December 31, 1997, 1996, and 1995.

16. CITICORP (PARENT COMPANY ONLY)

         The Parent Company is a legal entity separate and distinct from Citibank, N.A. and its other subsidiaries and affiliates. There are various legal limitations on the extent to which Citicorp's banking subsidiaries may extend credit, pay dividends or otherwise supply funds to Citicorp. The approval of the Office of the Comptroller of the Currency is required if total dividends declared by a national bank in any calendar year exceed net profits (as defined) for that year combined with its retained net profits for the preceding two years. In addition, dividends for such a bank may not be paid in excess of the bank's undivided profits. State-chartered bank subsidiaries are subject to dividend limitations imposed by applicable state law.

         Citicorp's national and state-chartered bank subsidiaries can declare dividends to their respective parent companies in 1998, without regulatory approval, of approximately $2.0 billion, adjusted by the effect of their net income (loss) for 1998 up to the date of any such dividend declaration. In determining whether and to what extent to pay dividends, each bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings. Consistent with these considerations, Citicorp estimates that its bank subsidiaries can distribute dividends to Citicorp of approximately $1.6 billion of the available $2.0 billion, adjusted by the effect of their net income (loss) up to the date of any such dividend declaration.

         Citicorp also receives dividends from its nonbank subsidiaries. These nonbank subsidiaries are generally not subject to regulatory restrictions on their payment of dividends except that the approval of the Office of Thrift Supervision ("OTS") may be required if total dividends declared by a savings association in any calendar year exceed amounts specified by that agency's regulations.

Condensed Statement of Income
                                 Citicorp (Parent Company  Only)
In Millions of Dollars                  1997     1996      1995
-----------------------------------------------------------------
Revenue
Dividends from Subsidiary Banks       $1,850   $2,400    $1,600
Dividends from Subsidiaries
   Other Than Banks                      569    1,099       730
Interest from Subsidiaries               784      789       787
Other Revenue(1)                          92       67        72
                                      ------   ------    ------
                                       3,295    4,355     3,189
                                      ------   ------    ------
Expense
Interest on Other Borrowed Funds         119      101       132
Interest and Fees Paid to
  Subsidiaries                           210      126       137
Interest on Long-Term Debt               844      890       947
Other Expense                             12       22        14
                                    -------- --------  ---------
                                       1,185    1,139     1,230
                                       -----  -------    ------
Income Before Taxes and Equity in
   Undistributed Income of
   Subsidiaries                        2,110    3,216     1,959
Income Tax Benefit--Current               77       88       102
Equity in Undistributed Income
   of Subsidiaries                     1,404      484     1,403
                                      ------ --------   -------
Net Income                            $3,591   $3,788    $3,464
-----------------------------------------------------------------

(1) Includes net securities gains of $56 million, $13 million, and $1 million in 1997, 1996, and 1995, respectively.


Condensed Balance Sheet                        Citicorp (Parent Company Only)
In Millions of Dollars                December 31, 1997    December 31, 1996
---------------------------------------------------------------------------
Assets
Deposits with Subsidiary Banks,
     Principally Interest-Bearing               $ 2,631             $ 2,201
Securities--Available for Sale                    1,319               1,685
Investments in and Advances to:
  Citibank, N.A. and Other
    Subsidiary Banks                             26,413              24,567
  Subsidiaries Other Than Banks                   9,128               7,771
Other Assets                                        609                 534
                                                -------             -------
Total                                           $40,100             $36,758
                                                -------             -------
-----------------------------------------------------------------------------
Liabilities and
Stockholders' Equity

Purchased Funds and Other Borrowings            $ 2,091             $   968
Advance from Subsidiaries                            81                 197
Other Liabilities                                 1,360               1,399
Long-Term Debt (Note 1)                          14,599              13,163
Junior Subordinated Deferrable
     Interest Debentures Held
     by Trust (Note 1)                              773                 309
Stockholders' Equity                             21,196              20,722
                                                -------             -------
Total                                           $40,100             $36,758
-----------------------------------------------------------------------------

Condensed Statement of Cash Flows              Citicorp (Parent Company Only)
In Millions of Dollars                            1997       1996       1995
-----------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Income                                    $  3,591   $  3,788   $  3,464
Adjustments to Reconcile Net
   Income to Net Cash Provided
   by Operating Activities:
     Equity in Undistributed Income             (1,404)      (484)    (1,403)
       of Subsidiaries
     Other, Net                                   (213)        29        203
                                              --------   --------   --------
Net Cash Provided
   by Operating Activities                       1,974      3,333      2,264
                                              --------   --------   --------
Cash Flows from Investing
Activities
   Securities:
     Purchases                                  (2,802)    (3,216)    (2,394)
     Sales                                       1,869      1,581        471
     Maturities                                  1,525      1,175      1,525
   Subsidiaries:
     Investments and Advances                  (39,841)   (32,871)   (78,370)
     Repayment of Advances                      37,870     33,780     78,670
                                              --------   --------   --------
Net Cash (Used In) Provided by
     Investing  Activities                      (1,379)       449        (98)
                                              --------   --------   --------
Cash Flows from Financing Activities
   Purchased Funds and Other Borrowings:
     Proceeds                                    5,820      5,483      5,194
     Repayments                                 (4,697)    (5,980)    (5,354)
   Advances from Subsidiaries:
     Proceeds                                      111         98          5
     Repayments                                   (231)        (2)       (84)
   Long-Term Debt:
     Proceeds                                    4,163      2,470      2,758
     Repayments                                 (2,690)    (2,839)    (2,616)
   Proceeds from Issuance of
     Junior Subordinated
     Deferrable Interest Debentures
     Held by Trust                                 464        309       --
     Preferred Stock:
     Proceeds from Issuance                       --         --          390
     Redemption                                   (175)      --         (125)
   Common Stock Issuance Proceeds                  434        537        416
   Treasury Stock Repurchases                   (2,259)    (3,069)    (1,531)
   Dividends Paid                               (1,105)    (1,012)      (835)
                                              --------   --------   --------
Net Cash Used in Financing Activities             (165)    (4,005)    (1,782)
                                              --------   --------   --------
Net Increase (Decrease) in
   Deposits with Subsidiary Banks                  430       (223)       384
Deposits with Subsidiary Banks
   Beginning of Year                             2,201      2,424      2,040
                                              --------   --------   --------
Deposits With Subsidiary
     Banks at End of Year                     $  2,631   $  2,201   $  2,424
                                              --------   --------   --------
-----------------------------------------------------------------------------
Cash Paid During the Year for:
   Interest                                   $    912   $    929   $    980
   Income Taxes                                  1,367        794        783
-----------------------------------------------------------------------------


QUARTERLY FINANCIAL INFORMATION

Citicorp and Subsidiaries

In Millions of Dollars, Except Share Data                                      1997                                         1996
--------------------------------------------------------------------------------------      --------------------------------------
                                                  4th      3rd       2nd       1st               4th       3rd      2nd       1st
                                               ---------------------------------------      --------------------------------------

Net Interest Revenue                           $  2,859  $  2,876  $  2,863  $  2,804       $  2,818  $  2,709  $  2,728  $  2,685
Fees, Commissions, and Other Revenue              2,709     2,665     2,448     2,392          2,547     2,301     2,265     2,143
                                               --------  --------  --------  --------       --------  --------  --------  --------
Total Revenue                                     5,568     5,541     5,311     5,196          5,365     5,010     4,993     4,828
Provision for Credit Losses                         486       486       512       423            504       449       479       494
Operating Expense (1)
                                                  3,408     4,237     3,173     3,169          3,281     3,078     2,978     2,860
                                               --------  --------  --------  --------       --------  --------  --------  --------
Income Before Taxes                               1,674       818     1,626     1,604          1,580     1,483     1,536     1,474
Income Taxes                                        613       307       602       609            593       548       584       560
                                               --------  --------  --------  --------       --------  --------  --------  --------
Net Income                                     $  1,061  $    511  $  1,024  $    995       $    987  $    935  $    952  $    914
----------------------------------------------------------------------------------------------------------------------------------
Earnings Per Share (2)
Basic                                          $   2.26  $   1.04  $   2.16  $   2.07       $   2.03  $   1.90  $   1.92  $   1.88
Diluted                                            2.20      1.01      2.10      2.01           1.97      1.85      1.86      1.75
----------------------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared
Preferred Stock                                $     34  $     35  $     34  $     38       $     38  $     38  $     38  $     47
Common Stock                                        239       241       241       243            211       213       216       210
Common Stock, Per Share                           0.525     0.525     0.525     0.525           0.45      0.45      0.45      0.45
----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                   $310,897  $300,381  $304,293  $290,354       $281,018  $271,930  $266,824  $263,566
----------------------------------------------------------------------------------------------------------------------------------
Common Stock Price Range (3)
High                                          $144 3/16 $139 11/16 $124 1/4  $126 3/8       $109 1/4   $90 5/8   $86 5/8  $     81
Low                                                 116  123 5/16   102 1/2   100 1/4         91 3/8    76 1/4    75 3/8    62 1/2
Close                                          126 7/16  133 15/16 120 9/16   108 1/4            103    90 5/8    82 3/4        80
----------------------------------------------------------------------------------------------------------------------------------

(1)   Third Quarter 1997 includes $889 million restructuring charge.
(2) See Note 11 to the consolidated financial statements. Disclosures reflect adoption of SFAS No. 128, "Earnings Per Share."
(3)   Based on the New York Stock Exchange Composite Listing.